Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF

JUNE 9, 2004

BY AND AMONG

PETRO-CANADA (US) HOLDINGS LTD.,

RAVEN ACQUISITION CORP.

AND

PRIMA ENERGY CORPORATION

i

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Page
SECTION 9.08. Counterparts; Effectiveness	61
SECTION 9.09. Entire Agreement; No Third Party Beneficiaries	61
SECTION 9.10. Headings	61
SECTION 9.11. Severability	61
SECTION 9.12. Waiver of Jury Trial	61
SECTION 9.13. Specific Performance	61
SECTION 9.14. Interpretation	61

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AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of June 9, 2004 (the “Agreement”), by and among PETRO-CANADA (US) HOLDINGS LTD., a Delaware corporation (“Parent”), RAVEN ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”), and PRIMA ENERGY CORPORATION, a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Article VIII.

          WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have each approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement.

          WHEREAS, Parent proposes to cause Merger Subsidiary to make a tender offer to purchase all of the issued and outstanding shares of common stock, par value $0.015 per share, of the Company (the “Common Shares”), including associated rights (“Rights”) to purchase preferred shares issued pursuant to the Rights Agreement (the Common Shares, together with the Rights, are hereinafter referred to individually as a “Share” and collectively, the “Shares”), at a price of $39.50 per Share (such amount, or any greater amount per Share paid pursuant to the Offer being hereinafter referred to as the “Offer Price”), subject to any required withholding of Taxes, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”).

          WHEREAS, after acquiring the Shares pursuant to the Offer, Merger Subsidiary will merge with and into the Company (the “Merger”), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company, except as otherwise provided herein, will be converted into the right to receive the Offer Price.

          WHEREAS, the Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) subject to the terms and conditions contained herein, agreed to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger.

          WHEREAS, as an inducement to the Parent entering into this Agreement, certain Persons in their capacities as stockholders of the Company are concurrently with the execution and delivery of this Agreement entering into agreements in substantially the form of Exhibit A hereto (the “Stockholder Agreements”).

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

     SECTION 1.01. The Offer.

     (a) Subject to the provisions of this Agreement, as promptly as practicable, and in any event no more than ten Business Days, after the date of this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder (the “Exchange Act”)), the Offer. The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement. Parent and Merger Subsidiary expressly reserve the right to waive any of the conditions to the Offer to the extent legally permissible (other than the Minimum Condition (as defined in Annex A), which may not be waived without the prior written consent of the Company), to increase the price per Share payable in the Offer and to make any other changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, no change may be made to the Offer that would alter form of consideration to be paid, no decrease in the Offer Price or the number of Shares sought in the Offer may be made, no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A in any manner adverse to the holders of the Shares may be made and neither Parent nor Merger Subsidiary may extend the Offer, except in accordance with Section 1.01(c).

     (b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”), which shall comply in all material respects with the provisions of applicable federal securities laws, and shall contain (including as an exhibit) or incorporate by reference the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”). The Parent and the Merger Subsidiary further agree to disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities laws. In conducting the Offer, the Parent and the Merger Subsidiary shall comply in all material respects with the provisions of the Exchange Act and any other applicable laws necessary to be complied with in connection with the Offer. The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be reasonably required or requested in connection with any action contemplated by this Section 1.01. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Merger Subsidiary agree to provide the Company, and to consult with the Company and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and any responses thereto. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by law.

     (c) Subject to the terms and conditions hereof, the Offer shall remain open until midnight, New York City time, on the date that is 20 Business Days after the date the Offer is commenced; provided, however, that without the consent of the Company, Parent and Merger Subsidiary shall have the right to extend the Offer (i) from time to time if, at any scheduled expiration date of the Offer, any of the conditions to the Offer set forth in Annex A shall not have been satisfied or earlier waived, until such conditions are satisfied or earlier waived; provided that if only the condition set forth in clause (y) of the first sentence of Annex A hereto is not satisfied or earlier waived, Parent and Merger Subsidiary shall extend the Offer at the request of the Company (but in no event shall Parent and Merger Subsidiary be obligated to extend expiration of the Offer pursuant to this clause (i) beyond September 30, 2004); and provided further that Parent and Merger Subsidiary shall, upon the written request of the Company, extend the Offer for one or more periods not to exceed an aggregate of fifteen Business Days if, as of any expiration date, all of the conditions set forth in clause (z) are not satisfied, but such conditions are reasonably capable of being satisfied in such period, (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by applicable law, (iii) on one or more occasions (all such occasions aggregating not more than ten Business Days) beyond the latest expiration that would otherwise be permitted under clause (i) or (ii) of this sentence, if, on such expiration date, all of the conditions to Merger Subsidiary’s obligations to accept for payment Shares are satisfied or earlier waived, but the number of Shares validly tendered (and not withdrawn) pursuant to the Offer, together with Shares then owned by Parent, represents less than 90% of the outstanding Shares on a fully diluted basis; provided, however, that Parent’s decision to extend the Offer in the case of this clause (iii) shall constitute a waiver of the conditions set forth in clauses (d) and (f) (excluding any willful or intentional breach of any material obligation of the Company) on Annex A and of its right to terminate the Agreement under Sections 7.01(b), (d), (k) or (l) and (iv) for one or more subsequent offering periods of up to an additional 20 Business Days in the aggregate (collectively, the “Subsequent Period”) pursuant to Rule 14d-11 of the Exchange Act. Notwithstanding the foregoing, Parent and Merger Subsidiary shall also have the right to extend the Offer in accordance with Section 7.01(f).

     (d) Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration thereof (but in any event within three Business Days); provided that Merger Subsidiary shall immediately accept and promptly pay for all Shares as they are tendered during any Subsequent Period. Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

     SECTION 1.02. Company Actions.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held prior to the date hereof, at which all of the directors were present, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and adopting and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, provided that such recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 5.03, (iv) acknowledged that such approval is effective for purposes of Section 203 of the Delaware General Corporation Law (the “DGCL”), (v) resolved to elect, to the extent permitted by law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement or the Stockholder Agreements and (vi) irrevocably taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary, the acquisition of Shares pursuant to the Offer and the transactions contemplated by the Stockholder Agreements. The Company further represents that Goldman, Sachs & Co. has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of this Agreement, and subject to the limitations and qualifications set forth therein, the consideration to be received by the holders of Shares (other than Parent and Merger Subsidiary) in the Offer and the Merger is fair from a financial point of view to such holders, and that the Company will deliver to Parent and Merger Subsidiary a true and correct copy of such opinion promptly after its receipt by the Company. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 1.02(a), subject to the right of the Company’s Board of Directors to withdraw, modify or amend its recommendation in accordance with the provisions of Section 5.03. The Company hereby represents and warrants that it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer any and all Shares they own beneficially or of record.

     (b) The Company shall file with the SEC on the date of commencement of the Offer a Solicitation/Recommendation Statement on Schedule 14D-9 (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect, subject to the provisions of Section 5.03, the recommendation of the Company’s Board of Directors referred to above, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act. The Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company’s stockholders. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws. The Company shall deliver copies of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel (who shall provide any comments thereon as soon as reasonably practicable). The Company agrees to provide Parent, and to consult with Parent and its counsel regarding, any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-promptly after receipt thereof and any responses thereto. Each of the Company, the Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable laws.

     (c) In connection with the Offer, the Company shall promptly furnish Parent and Merger Subsidiary with (or cause Parent and Merger Subsidiary to be furnished with) mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent and Merger Subsidiary with such additional information (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) and assistance as Parent or Merger Subsidiary or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

     SECTION 1.03. Board Representation.

     (a) Subject to applicable law, promptly upon the acceptance for payment of any Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired pursuant to the Offer, Merger Subsidiary shall be entitled to designate such number of directors, rounded up to the next whole number, to serve on the Board of Directors of the Company as will give Merger Subsidiary representation on the Board of Directors of the Company equal to at least that number of directors on the Company’s Board of Directors which equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section and including current directors serving as officers of the Company) multiplied by (ii) the percentage that the aggregate number of Shares beneficially owned by Parent and/or Merger Subsidiary (including Shares accepted for payment) bears to the number of Shares outstanding. The Company shall take all actions necessary to cause Merger Subsidiary’s designees to be elected or appointed to the Company’s Board of Directors, including increasing the size of the Board of Directors and/or securing the resignations of incumbent directors (including, if necessary, to ensure that a sufficient number of independent directors are serving on the Board of Directors of the Company in order to satisfy the Nasdaq National Market listing requirements). Subject to applicable law and to the extent permitted by the Nasdaq National Market listing requirements, the Company shall cause individuals designated by Merger Subsidiary to constitute the same percentage as is on the entire Board of Directors of the Company (after giving effect to this Section 1.03(a)) to be on (i) each committee of the Board of Directors of the Company and (ii) each Board of Directors and each committee thereof of each Subsidiary of the Company. The Company’s obligations to appoint designees to its Board of Directors shall be subject to compliance with Section 14(f) of the Exchange Act. At the request of Merger Subsidiary, the Company shall promptly take, at its expense, all actions required pursuant to Section 14(f) and Rule 14f-1 under the Exchange Act in order to fulfill its obligations under this Section 1.03(a) and shall include in the Schedule 14D-9 or otherwise timely mail to its stockholders all necessary information to comply therewith. Merger Subsidiary will supply to the Company, and be solely responsible for, all information with respect to itself and its officers, directors and affiliates required by Section 14(f) and Rule 14f-1 under the Exchange Act.

     (b) Notwithstanding the provisions of Section 1.03(a), following the election or appointment of Merger Subsidiary’s designees pursuant to Section 1.03(a) and until the Effective Time, the Board of Directors of the Company shall at all times have at least three directors who are directors on the date hereof and who are not employed by the Company and who are not Affiliates, stockholders or employees of Parent or any of its Subsidiaries (the “Independent Directors”); provided that if any Independent Directors cease to be directors for any reason whatsoever, the remaining Independent Directors (or Independent Director, if there is only one remaining) shall be entitled to designate any other Person(s) who shall not be an Affiliate, stockholder or employee of Parent or any of its Subsidiaries to fill such vacancies and such Person(s) shall be deemed to be Independent Director(s) for purposes of this Agreement; provided that the remaining Independent Directors shall fill such vacancies as soon as practicable, but in any event within ten Business Days, and further provided that if no such Independent Director is appointed in such time period, Merger Subsidiary shall designate such Independent Director(s), provided further that if no Independent Director then remains, the other directors shall designate three Persons who shall not be Affiliates, stockholders or employees of Parent or any of its Subsidiaries to fill such vacancies and such Persons shall be deemed to be Independent Directors for purposes of this Agreement. In all cases, the selection of any Independent Directors who are not directors on the date hereof shall be subject to the approval of Merger Subsidiary, not to be unreasonably withheld or delayed.

     (c) Following the election or appointment of Merger Subsidiary’s designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the Independent Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors of the Company, any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary and any enforcement of or any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, any action to seek to enforce any obligations of Parent or Merger Subsidiary under this Agreement or any other action by the Company’s Board of Directors under or in connection with this Agreement. The Independent Directors shall have full power solely with respect to the matters set forth in the previous sentence to be approved by the Independent Directors.

     SECTION 1.04. Top-Up Option.

     (a) The Company hereby grants to Parent and Merger Subsidiary an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of shares of

Company Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Company Common Stock owned by Parent or Merger Subsidiary or any wholly-owned Subsidiary of Parent or Merger Subsidiary at the time of exercise of the Top-Up Option, constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares; provided that in no event shall the Top-Up Option be exercisable for more than 2,596,237 shares of Company Common Stock. The Top-Up Option may be exercised by Parent or Merger Subsidiary, in whole or in part, at any time on or after the expiration date of the Offer and on or prior to the tenth Business Day after the later of (i) the expiration date of the Offer or (ii) the expiration of any Subsequent Period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under applicable law or regulation (including, without limitation, Nasdaq National Market rules and regulations, including Section 4350(i)(1)(D)), (C) upon exercise of the Top-Up Option, the number of shares of Company Common Stock owned by Parent or Merger Subsidiary or any wholly-owned Subsidiary of Parent or Merger Subsidiary constitutes one share of Company Common Stock more than 90% of the number of shares of Company Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (D) Merger Subsidiary has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable legal requirements of any Governmental Entity, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”).

     (b) In the event Parent or Merger Subsidiary wishes to exercise the Top-Up Option, Parent shall so notify the Company at least one Business Day in advance and shall set forth in such notice (i) the number of shares of Company Common Stock that are expected to be owned by Parent, Merger Subsidiary or any wholly-owned Subsidiary of Parent or Merger Subsidiary immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Merger Subsidiary of the number of shares of Company Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Subsidiary, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares upon issuance, and the Company shall cause to be issued to Parent or Merger Subsidiary a certificate representing the Top-Up Option Shares.

     (c) Merger Subsidiary is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Merger Subsidiary agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof in violation of the Securities Act. Certificates evidencing the Top-Up Option Shares delivered hereunder may, at the Company’s election, contain the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933 OR ANY EXEMPTION THEREFROM.”

ARTICLE II

MERGER; CONVERSION OF SECURITIES

     SECTION 2.01. The Merger.

     (a) Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

     (b) Subject to the provisions of this Agreement, as soon as practicable following the satisfaction or waiver (by the parties) of the conditions set forth in Article VI, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “Certificate of Merger”) in such form as is required by and executed in accordance with Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

     (c) Notwithstanding anything herein to the contrary, in the event that Merger Subsidiary shall acquire at least 90% of the outstanding Shares, Parent and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the DGCL as promptly as practicable.

     (d) The Merger shall have the effects specified under the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Subsidiary shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Subsidiary shall become the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Company shall be a direct or indirect wholly-owned subsidiary of Parent.

     SECTION 2.02. Certificate of Incorporation. Unless otherwise determined by Parent or Merger Subsidiary before the Effective Time, at the Effective Time the Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable law.

     SECTION 2.03. Bylaws. The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable law.

     SECTION 2.04. Directors and Officers.

     (a) The Company shall take all requisite action so that the directors of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by the Surviving Charter, the Surviving Bylaws and applicable law.

     (b) The officers of the Company immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

     SECTION 2.05. Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, bills of sale, assignments or assurances in law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, bills of sale, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

     SECTION 2.06. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the following securities:

     (a) each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other Subsidiary of Parent shall be cancelled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

     (b) each issued and outstanding Share (other than (i) Shares referred to in Section 2.06(a) and (ii) Dissenting Shares) shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

     (c) each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.015 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

     SECTION 2.07. Surrender and Payment.

     (a) Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as paying agent (the “Paying Agent”) for the payment of Merger Consideration upon surrender of certificates representing the Shares. Prior to the Effective Time, Parent will enter into a paying agent agreement with the Paying Agent, and at such times, and from time to time, as the Paying Agent requires funds to make payment pursuant to Section 2.06(b), Parent shall deposit or cause to be deposited with the Paying Agent cash in an aggregate amount necessary to make the payments pursuant to Section 2.06(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, or (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 2.06(b). Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 2.06(b) shall be promptly paid to Parent. To the extent that there are losses with respect to such investments or the funds available diminish for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore funds to ensure that the funds available are at a level sufficient to make payments.

     (b) The Surviving Corporation shall instruct the Paying Agent to mail promptly after the Effective Time, but in any event no later than the fifth Business Day thereafter, to each person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 2.06(b), a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as are reasonable and customary in transactions such as the Merger) and instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate to the Paying Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate, less any required withholding of Taxes, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

     (c) If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the person requesting such payment pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

     (d) Until surrendered in accordance with the provisions of this Section 2.07, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration.

     (e) At and after the Effective Time, there shall be no registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable law. The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall be cancelled and exchanged for cash as provided in this Article II. At the close of business on the day of the Effective Time the stock ledger of the Company shall be closed.

     (f) Any portion of the Merger Consideration made available to the Paying Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand. At any time more than nine months after the Effective Time, the Paying Agent shall upon demand of Parent deliver to it any funds which had been made available to the Paying Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Paying Agent in respect of all such funds). Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them. Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar law.

     SECTION 2.08. Company Stock Options.

     (a) At or immediately prior to the Effective Time, the Company shall cause each outstanding option (whether or not then vested or exercisable) to purchase shares of Company Common Stock (each, a “Company Stock Option”) to be cancelled and converted into the right to receive cash, without interest, in an amount (the “Option Consideration”) determined by multiplying (x) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Option by (y) the number of shares of Company Common Stock then covered by the Company Stock Option. The Option Consideration shall be payable by the Company to each holder of a Company Stock Option promptly after the Effective Time, subject to applicable withholding, and only after (i) verification by the Company and Parent of the ownership and terms of the particular Company Stock Option by reference to the Company’s records, and (ii) delivery of a written instrument duly executed by the holder of the applicable Company Stock Option, in a form provided by the Company, and acceptable to Parent, setting forth (x) the aggregate number of shares of Company Common Stock issuable under the Company Stock Options owned by such holder and the respective issue dates and exercise prices of the Company Stock Options, (y) a representation by the holder that he or she is the owner of all Company Stock Options described pursuant to clause (x) and that none of those Company Stock Options has expired or ceased to be exercisable, and (z) a confirmation by such holder that the Company Stock Option is no longer in force or effect. Parent will provide funds to the Company sufficient to enable it to pay the Option Consideration. All unexercised Company Stock Options as of the Effective Time that have an exercise price equal to or exceeding the Merger Consideration shall be immediately cancelled and forfeited. Prior to the Effective Date, the Company shall make any amendments to the Company’s 1993 Stock Incentive Plan, 2001 Stock Incentive Plan and Non-Employee Directors’ Stock Option Plan (collectively, the “Company Option Plans”) that are necessary to give effect to the transactions contemplated by this Section 2.08(a).

     (b) Prior to the Effective Time, the Board of Directors of the Company, or an appropriate committee of non-employee directors of Parent, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company (if any) for purposes of Section 16 under the Exchange Act (“Section 16”) of Shares or Company Stock Options pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

     SECTION 2.09. Dissenting Shares.

     (a) Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall become the right to receive such consideration as may be determined to be due in respect of such Dissenting Shares pursuant to the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost such holder’s rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest. Notwithstanding anything to the contrary contained in this Section 2.09, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease. The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

     (b) The Company shall give Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

     SECTION 2.10. Adjustments. If during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted.

     SECTION 2.11. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

     SECTION 2.12. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Except as set forth in the corresponding section of the disclosure letter delivered by the Company to Parent and Merger Subsidiary prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”), the Company represents and warrants to Parent and Merger Subsidiary as set forth below. The Company Disclosure Letter with respect to this Article III will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III. Any fact or item that is clearly disclosed on any Section of the Company Disclosure Letter in such a way to make its relevance to any representation made elsewhere in this Agreement or to the information called for by any other Section of the Company Disclosure Letter readily apparent on its face shall be deemed to be an exception to such representation or to be disclosed on such other Section of the Company Disclosure Letter, notwithstanding the omission of a reference or cross-reference thereto.

     SECTION 3.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as presently conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.02. Corporate Authorization; Organizational Documents; and Minute Books.

     (a) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining stockholder approval, if necessary under the DGCL, of the Merger, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action (including the unanimous vote of the Board of Directors of the Company) on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement and the Merger by the affirmative vote of a majority of the voting power of the then outstanding shares of Company Common Stock, if necessary under the DGCL, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly authorized, executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Merger Subsidiary) constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

     (b) The Company has heretofore furnished to Parent complete and correct copies of the Certificates of Incorporation and the Bylaws or the equivalent organizational documents, in each case as amended or restated to date, of the Company and each of its Subsidiaries.

     (c) The Company has made available to Parent correct and complete copies of the minutes of all meetings of the stockholders, the Board of Directors of the Company and each committee of the Boards of Directors of the Company and each of its Subsidiaries since January 1, 1989.

     SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not require any consent, approval, authorization or permit of or other action by, or filing with or notification to, any Governmental Entity, other than (i) as set forth in Section 3.03 of the Company Disclosure Letter, (ii) the filing of appropriate merger documents in accordance with the DGCL, (iii) compliance with any applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (together with the rules and regulations thereunder, the “HSR Act”), the Exchange Act, the Securities Act and any applicable state securities or “blue sky” laws, (iv) consents, authorizations, permits, actions by, filings or notifications that are customarily obtained or made following the transfer of interests in Oil and Gas Properties whether or not on federal lands, and (v) such other consents, approvals, authorizations, permits, actions, filings or notifications the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect.

     SECTION 3.04. Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation, Bylaws or other organizational documents of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 3.03, conflict in any material respect with or result in a violation or breach in any material respect of any provision of any law or Order binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation, change any right or obligation or give rise to a right of acceleration of any right or obligation or to the loss of any benefit or adverse modification of the effect (including an increase in the price paid by, or cost to, the Company or any of its Subsidiaries) of, or result in the triggering of any payment or other obligations under, any provision of any agreement or other instrument to which the Company or any of its Subsidiaries is a party or that is binding upon the Company or any of its Subsidiaries or their respective properties or assets or any license, franchise, permit or other similar authorization held by the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any properties or asset of the Company or any of its Subsidiaries, except for any occurrences or results referred to in clauses (iii) and (iv) that would not have, individually or in the aggregate, a Company Material Adverse Effect.

     SECTION 3.05. Capitalization.

     (a) The authorized capital stock of the Company consists of (i) 35,000,000 shares of common stock, par value $0.015 per share (“Company Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.015 per share (the “Preferred Stock”). As of the close of business on June 7, 2004, 13,329,598 shares of Company Common Stock were issued and outstanding, 348,406 shares of Company Common Stock were held by the Company, 2,157,150 shares of Company Common Stock were reserved for issuance under the Company Option Plans under which options to purchase 961,650 shares of Company Common Stock are outstanding, and no shares of Preferred Stock were issued and outstanding.

     (b) The Company has made available to Parent correct and complete copies of all Company Option Plans and all forms of options issued under those Company Option Plans. Section 3.05 of the Company Disclosure Letter sets forth a correct and complete list, as of the date hereof, of the name of each holder of a Company Stock Option, the number of outstanding Company Stock Options held by such holder, the grant date thereof, the number of Shares such holder is entitled to receive upon exercise thereof, the exercise price, the vesting schedule and whether such person was an employee at the time of grant. All Company Stock Options which are subject to vesting will vest or accelerate as a result of the consummation of the Offer without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option. Except as set forth in Section 3.05 of the Company Disclosure Letter, there are no options for, or other rights to purchase, any shares of capital stock of the Company.

     (c) All of the outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock that may be issued pursuant to the exercise of Company Stock Options or under the Company Option Plans will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid and non-assessable, and have not been (and will not be) issued in violation of (nor are any of the authorized shares of capital stock subject to) any preemptive or similar rights created by statute, the Certificate of Incorporation or By-laws of the Company, or any contract to which the Company is a party or by which its properties or assets are bound.

     (d) Since December 31, 2003, no shares of capital stock have been issued by the Company except pursuant to Company Stock Options and for which shares are adequately reserved as described above.

     (e) Except for the Company Stock Options outstanding as of the date hereof, there are no (i) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company, (ii) options (including stock option plans and programs), warrants, rights or other agreements or commitments to acquire from the Company, or obligations of the Company to issue, sell, deliver, exchange, convert, transfer or cause to be issued, sold, delivered, exchanged, converted or transferred, any capital stock, voting securities or other ownership interests in (or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests in) the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock, voting securities or other ownership interests in the Company, (iv) bonds, debentures, notes or other Indebtedness of the Company having the right to vote on any matters on which stockholders of the Company may vote or (v) obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of the shares of Company Common Stock. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any securities listed in clauses (i), (ii), (iii) and (iv) of the preceding sentence.

     (f) There are no voting trusts, proxies or similar agreements or understandings to which the Company or any Subsidiary is a party or to which any of them are bound with respect to the voting of any shares of capital stock of the Company or any Subsidiary and there are no contractual obligations or commitments of any character to which the Company or any Subsidiary is a party restricting the transfer of any shares of capital stock of the Company or any Subsidiary.

     (g) There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries.

     (h) Section 3.05 of the Company Disclosure Letter sets forth as of the close of business on the Business Day immediately preceding the date hereof (i) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries, provided that with respect to subparagraph (x) of the definition thereof, such Indebtedness may be estimated in good faith, and (ii) the principal amount of each instrument of Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $100,000. With respect to each such instrument of Indebtedness for borrowed money of the Company or any of its Subsidiaries, no condition exists or event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would constitute a default or breach by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party or parties thereto under any such instrument of Indebtedness.

     SECTION 3.06. Subsidiaries.

     (a) Each Subsidiary of the Company is a corporation, limited liability company or limited partnership duly incorporated or formed, as the case may be, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, has all requisite corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business substantially as now conducted and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except where failure to be so would not have, individually or in the aggregate, a Company Material Adverse Effect. Section 3.06 of the Company Disclosure Letter sets forth with respect to each Subsidiary of the Company its name and jurisdiction of organization, authorized capital stock or share capital and the number of issued and outstanding shares of capital stock or share capital and the record owner(s) thereof.

     (b) Each Subsidiary of the Company is wholly-owned by the Company, directly or indirectly, free and clear of any Lien and free and clear of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any such Subsidiary of the Company, or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, and no other obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any such Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of such Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Company Subsidiary Securities.

     (c) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person other than its Subsidiaries.

     SECTION 3.07. SEC Reports; Disclosure Controls and Procedures.

     (a) Since January 1, 2001, the Company and its Subsidiaries have timely filed all forms, reports, statements and other documents required to be filed with the SEC, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Current Reports on Form 8-K and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the “Company Reports”). As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company Reports (including any financial statements or schedules included or incorporated by reference therein) (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (together with any rules and regulations promulgated thereunder, the “Sarbanes-Oxley Act”) as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company is not required to file any forms, reports, schedules, statements or other documents with any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service other than the Nasdaq National Market. No Subsidiary of the Company is subject to the periodic reporting requirements of Section 13 or 15 of the Exchange Act or is otherwise required to file documents with the SEC or any securities exchange or quotation service or any foreign Governmental Entity that performs a similar function to that of the SEC.

     (b) The Company Reports disclose the contracts, arrangements, understandings with or similar agreements or other transactions relating to the business or operation of the Company or any of its Subsidiaries that are required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC. Neither the Company nor any of its Subsidiaries has any loans outstanding to any of its directors or officers.

     (c) The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act and effectively enable the Company’s principal executive officer and its principal financial officer to make all certifications required under the Sarbanes-Oxley Act.

     (d) Since January 1, 2001, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s Board of Directors or any committee thereof or to any director or officer of the Company.

     (e) Since January 1, 2001, neither the Company nor any of its Subsidiaries has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of their Company Reports (including the financial statements or reserve estimates included therein) or any registration statement filed by any of them with the SEC or any notice from the SEC or other Governmental Entity that such Company Reports (including the financial statements or reserve estimates included therein) or registration statements are being reviewed or investigated, and to the Knowledge of the Company, there is not, as of the date of this Agreement, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company Reports (including the financial statements or reserve estimates included therein) or registration statements of the Company or any of its Subsidiaries.

     SECTION 3.08. Financial Statements; Undisclosed Liabilities.

     (a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included or incorporated by reference in the Company Reports, including reports on Forms 10-K and 10-Q, as of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, comply as to form in all material respects with the then applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except as may be indicated in the notes thereto and except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act), and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments, none of which have been and are reasonably likely to be materially adverse to the Company). The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and all other legal and accounting requirements. Neither the Company nor any of its Subsidiaries owns or leases any assets in Canada or derives any revenues from Canada.

     (b) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable, inchoate or otherwise (collectively, “Liabilities”), other than (i) Liabilities disclosed and provided for in the consolidated balance sheet of the Company as of December 31, 2003 set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 or in the notes thereto and (ii) Liabilities incurred since December 31, 2003 in the ordinary course of business that would not have, individually or in the aggregate, a Company Material Adverse Effect.

     (c) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences. Except as disclosed in the Company Reports filed with the SEC between January 1, 2004 and the date hereof, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company Reports that are not so reported or set forth.

     SECTION 3.09. Proxy Statement; Schedule 14D-9; Offer Documents.

     (a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 3.09(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

     (b) (i) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 3.09(b) will not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

     (c) None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 3.10. Absence of Certain Changes; Conduct of Business.

     (a) Since December 31, 2003 (i) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practices, (ii) there has not been any fact, event, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect, (iii) there has not been any damage, destruction or loss (whether or not covered by insurance) with respect to any of the material assets of the Company or any of its Subsidiaries and (iv) neither the Company nor any of its Subsidiaries have taken any action that would have been prohibited had Sections 5.01(a), (b), (c), (d), (f) (h) (with respect to clause (h) only, to the extent that such actions are other than in the ordinary course of business consistent with past practice), (i), (j) (k), (l), (n) (with respect to clause (n) only, without regard to consent and other than in the ordinary course of business consistent with past practice), (p), (q) and (r) been in effect as of December 31, 2003.

     (b) The business and operations of the Company and its Subsidiaries are not being conducted in default or violation of any term, condition or provision of (i) their respective Certificates of Incorporation or Bylaws or similar organizational documents, or (ii) any note, bond, mortgage, indenture, contract, lease or other instrument or agreement of any kind to which the Company or any of its Subsidiaries is now a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, with respect to the foregoing clause (ii), defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.11. Litigation. Except as described in Section 3.11 of the Company Disclosure Letter, there is no action, suit, investigation or proceeding (collectively, “Legal Actions”) pending against or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any present or former officer, director or other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any court or arbitrator or any Governmental Entity involving a claim for damages in excess of $250,000 or which would otherwise, individually or in the aggregate, have or reasonably be expected to have, a Company Material Adverse Effect or would reasonably be expected to prohibit or delay the transactions contemplated by this Agreement, nor is there any Order of any court or arbitrator or any Governmental Entity outstanding against the Company or any of its Subsidiaries.

     SECTION 3.12. Employee Benefit Plans; Employee Relations.

     (a) Section 3.12 of the Company Disclosure Letter contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), and any stock purchase, stock option, stock bonus, phantom stock, severance, retention, employment, consulting, change-in-control, fringe benefit, welfare benefit, collective bargaining, bonus, incentive, deferred compensation, retirement, supplemental retirement, excess benefit, sick leave, vacation, holiday, salary continuance, tuition, post-retirement and all other material compensation or employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether formal or informal, oral or written, which is or has been maintained, sponsored, contributed to or otherwise provided or made by the Company for the benefit of or with any current or former employee or director or under which the Company has any present or future liability or obligation. All such plans, agreements, programs, policies and arrangements shall be collectively referred to as the “Benefit Plans.” All references to the “Company” in this Section 3.12 shall be deemed to refer to the Company and any employer that would be considered a single employer with the Company under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (together with the rules and regulations thereunder, the “Code”) or Section 4001 of ERISA.

     (b) The Company has, with respect to each Benefit Plan, if applicable, delivered to Parent true and complete copies of: (i) all Benefit Plan documents (including amendments) and agreements and related trust agreements (or other funding vehicles); (ii) the most recent summary plan descriptions; (iii) the most recent annual report (including all schedules thereto); (iv) the two most recent Form 5500 and attached schedules, annual audited financial statement and actuarial valuation report; (v) if the Benefit Plan is intended to qualify under Code Section 401(a), the most recent determination letter received from the Internal Revenue Service (“IRS”); and (vi) all material communications with any governmental entity or agency (including the Pension Benefit Guaranty Corporation and the IRS) or any current or former employee.

     (c) No Benefit Plan is subject to either Code Section 412 or Title IV of ERISA and the Company has not sponsored, maintained or contributed to, or had any obligation to sponsor, maintain or contribute to, any employee benefit plan subject to Title IV of ERISA. The Company has not incurred and could not reasonably be expected to incur any direct or indirect liability (contingent or otherwise) under Title IV of ERISA.

     (d) (i) Each Benefit Plan has in all material respects been maintained and administered in accordance with its terms and in compliance with all applicable laws and regulations including ERISA and the Code, (ii) each Benefit Plan which is intended to qualify under Code Section 401(a) is so qualified and has been issued a favorable determination letter by the IRS and has not been amended in a manner, and no event has occurred since such date, which would cause any such plan to fail to remain so qualified, (iii) each Benefit Plan that requires registration with a relevant government body has been so registered, (iv) there are no Proceedings or claims pending or, to the Company’s Knowledge, threatened (other than routine claims for benefits) by, on behalf of or against any Benefit Plan or any trusts related thereto, (v) no Benefit Plan is under audit or, to the Company’s Knowledge, investigation by, or is the subject of a Proceeding with respect to the IRS, the Department of Labor or other Governmental Entity and, to the Knowledge of Company, no such audit, investigation or Proceeding is threatened.

     (e) Except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (within the meaning of Code Section 4980B) and at the expense of the employee or former employee, the Company has no obligation to provide or make available post-employment welfare benefits or welfare benefit coverage for any current or former employee or director.

     (f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) entitle any current or former employee or director of the Company to severance pay, unemployment compensation or any similar payment or any forgiveness of Indebtedness, (ii) accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any current or former employee or director of the Company, (iii) give rise to any obligation to fund for any such payment or benefits, (iv) give rise to any limitation on the ability to amend or terminate any Benefit Plan, (v) result in any payment or benefit that constitutes an “excess parachute payment” within the meaning of Section 280G of the Code or (vii) constitute or involve a non-exempt prohibited transaction (as defined in ERISA Section 406 or Code Section 4975) or a breach of fiduciary responsibility within the meaning of ERISA Section 502(l).

     (g) The Company has not maintained or contributed to (or had an obligation to contribute to) any “multiemployer plan” or “multiple employer plan” within the meaning of the Code or ERISA or the regulations promulgated thereunder.

     (h) The Company’s Employee Stock Ownership Plan (the “ESOP”) is an “employee stock ownership plan” (within the meaning of Section 4975(e)(7) of the Code). Neither the Company (including any of its Subsidiaries) nor the ESOP has any outstanding Indebtedness in connection with or with respect to the ESOP.

     (i) (i) Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any union or other labor organization or is engaged in any labor negotiations with any labor union; and (ii) (A) each of the Company and its Subsidiaries is, and has at all times been, in compliance in all material respects with all applicable laws, rules, regulations and orders respecting employment and employment practices, terms and conditions of employment, wages, hours or work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law; (B) there is no arbitration, strike, slowdown, stoppage or lockout pending, or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries; (C) there are no Proceedings pending between the Company or any of its Subsidiaries and any of their respective employees before any Governmental Entity; and (D) to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any employees of the Company or any of its Subsidiaries.

     (j) The Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, and the regulations promulgated thereunder (the “WARN Act”) that remains unsatisfied or any liability or obligation that is material to the Company and its Subsidiaries, taken as a whole, under any similar state or local law that remains unsatisfied.

     (k) Since January 1, 2003, neither the Company nor any Subsidiary has entered into any new, or modified or amended any existing, employment agreement or Benefit Plan and the Company does not have any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or to amend or modify any Benefit Plan.

     (l) Neither the Company nor any Benefit Plan, nor, to the Company’s Knowledge, any “disqualified person” (as defined in Code Section 4975) or any “party in interest” (as defined in ERISA Section 3(18)), has engaged in any prohibited transaction (within the meaning of Code Section 4975 or ERISA Section 406) for which a class exemption is not available. All contributions, premiums, benefits and other payments required to be made to or under, or accrued with respect to, each Benefit Plan with respect to all periods through the Effective Time shall have been made or properly accrued prior to Closing. Each Benefit Plan may be unilaterally terminated and/or amended by the Company at any time without liability, damage or penalty. The Company does not have any unfunded liabilities under any pension plan (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code.

     SECTION 3.13. Taxes.

     (a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed. All such Tax Returns are true, correct and complete in all material respects. The Company and its Subsidiaries have fully and timely paid all material Taxes owed by them (whether or not shown on any Tax Return) and the Company and its Subsidiaries have made adequate provision for any Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the Effective Time.

     (b) The Company and its Subsidiaries have made available to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

     (c) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, Taxes due from the Company or any of its Subsidiaries for any taxable period and no request for any such waiver or extension is currently pending. There is no outstanding power of attorney from the Company or any of its Subsidiaries authorizing anyone to act on behalf of the Company or any Subsidiary in connection with any Tax of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

     (d) No audit or Proceeding by any Governmental Entity is pending or is in progress with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries. No Governmental Entity has given notice of its intention to audit, commence any Proceeding relating to Taxes or assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries. No claim in writing has been made against the Company or any of its Subsidiaries by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction. All deficiencies for Taxes asserted or assessed in writing against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the most recent financial statements contained in the Company Reports filed with SEC prior to the date hereof.

     (e) There are no Liens for Taxes upon the assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for current Taxes not yet due.

     (f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or arrangement relating to the sharing, allocation or indemnification of Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation Section 1.1502-6, Treasury Regulation Section 1.1502-78 or any similar state, local or foreign laws, as a transferee or successor, or otherwise.

     (g) The Company and its Subsidiaries have each withheld, if required by law, from their respective employees, independent contractors, creditors, stockholders and third parties, and timely paid to the appropriate Governmental Entity, proper and accurate amounts in all material respects in compliance with all Tax withholding and remitting provisions of applicable laws.

     (h) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

     (i) Any adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Entities, has been so reported.

     (j) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement under Section 7121 of the Code or any similar provision of state, local or foreign laws, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity. Neither the Company nor any of its Subsidiaries has agreed to or is required to make any adjustments pursuant to Section 481 of the Code (or any corresponding provision of applicable law).

     (k) There is no contract, plan or arrangement covering any Person that, individually or in the aggregate, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of their respective Subsidiaries by reason of Section 162(m) of the Code.

     (l) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent, the Company or any of its Subsidiaries by reason of Section 280G of the Code.

     (m) Neither the Company nor any of its Subsidiaries has entered into any transaction that constitutes (i) a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b), (ii) a “confidential tax shelter” within the meaning of Treasury Regulation Section 301.6111-2(a)(2) or (iii) a “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1(b).

     (n) The Company and its Subsidiaries have no net operating loss carry forwards.

     SECTION 3.14. Finders and Investment Bankers. Except for Goldman, Sachs & Co. and Waterous & Co., whose fees will be paid by the Company pursuant to engagement letters, true and complete copies of which have previously been provided to Parent, there is no investment banker, broker or finder which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to fee or commission in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has entered into any contract, arrangement or understanding to pay any fee or commission to any investment banker, broker, finder or other intermediary on behalf of any significant stockholders of the Company in their capacity as stockholders of the Company in connection with the transactions contemplated by this Agreement.

     SECTION 3.15. Opinion of Financial Advisor. The Board of Directors of the Company has received an oral opinion, such opinion to be confirmed in writing dated the date of the Agreement, of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement and subject to the limitations and qualifications set forth therein, the consideration to be received in the Offer and the Merger by the holders of Shares (other than Parent or its Affiliates) is fair from a financial point of view to such holders.

     SECTION 3.16. Vote Required. The only vote of the holders of any class or series of Company capital stock, if any, necessary to approve or adopt the Merger is the affirmative vote of the holders of a majority of the outstanding Shares and no other vote of the holders of any class or series of the capital stock of the Company is necessary to approve the other transactions contemplated hereby.

     SECTION 3.17. Anti-takeover Plan; State Takeover Statutes.

     (a) Except for the Rights Agreement, neither the Company nor any Subsidiary of the Company has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan, or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement. A correct and complete copy of the Rights Agreement, together with all amendments thereto, as in effect on the date hereof, has been filed with the SEC.

     (b) The Board of Directors of the Company has taken all necessary action (including any amendment thereof) under or with respect to the Rights Agreement (without redeeming the Rights) so that (1) none of the execution or delivery of this Agreement or the Stockholder Agreements, the occurrence and announcement of the transactions contemplated hereby, by the Offer Documents and by the Stockholder Agreements and the making or consummation of the Offer (including the acquisition of Shares pursuant to the Offer under this Agreement), the consummation of the Merger or any other transaction contemplated hereby will cause (i) the Rights to become exercisable under the Rights Agreement or to separate from the stock certificates to which they are attached, (ii) a “flip-in” (as referenced in the Rights Agreement) or Share Acquisition Date (as defined in the Rights Plan) to occur, or (iii) Parent, Merger Subsidiary or any of their Affiliates to be deemed an Acquiring Person (as defined in the Rights Agreement) and (2) the announcement of the intention of any Person to commence a tender or exchange offer the consummation of which would result in any Person becoming the “Beneficial Owner” (as defined in the Rights Agreement) of 15% or more of the Company Common Stock would not be deemed a “Distribution Date” (as defined in the Rights Agreement) resulting in the Rights separating from the stock certificates to which they are attached. The Company has taken all action (including amendments thereto) which may be necessary under the Rights Agreement to provide that the moment in time immediately prior to the Effective Time shall be the Final Expiration Date (as defined in the Rights Agreement). The Rights Agreement, as so amended, has not been further amended or modified. None of Parent, Merger Subsidiary or the Company nor any of their respective Affiliates shall have any obligations under the Rights Agreement to any holder or former holder of Rights as of or following the Effective Time.

     (c) Prior to the date hereof, the Board of Directors of the Company has taken all necessary action to ensure that the restriction on business combinations contained in Section 203 of the DGCL will not apply to this Agreement, the Offer, the Merger, the Stockholder Agreements or the other transactions contemplated by this Agreement and the Stockholder Agreements. No “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations applies or purports to apply to the Offer, the Merger, this Agreement, or any of the transactions contemplated by this Agreement.

     SECTION 3.18. Environmental Matters.

     (a) Except as set forth in the Company Reports filed with the SEC prior to the date of this Agreement or in Section 3.18 of the Company Disclosure Letter:

     (i) The Company and each of its Subsidiaries, and, to the Knowledge of the Company, their respective predecessors, if any, have been operated, and are, in compliance in all material respects with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws;

     (ii) The Company and each of its Subsidiaries have obtained, are in compliance in all material respects with, and have made all appropriate filings for issuance or renewal of, all permits, licenses, authorizations, registrations and other governmental consents required by applicable Environmental Laws (“Environmental Permits”), including those regulating emissions, discharges or Releases of Hazardous Substances, or the use, storage, treatment, transportation, Release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries;

     (iii) To the Knowledge of the Company, none of the Company’s and its Subsidiaries’ owned or leased real property is contaminated with any Hazardous Substances in concentrations or locations that require reporting or remediation under applicable Environmental Laws;

     (iv) There are no claims, notices, civil, criminal or administrative Proceedings or inquiries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries is in violation in any material respect of or otherwise subject to liability in any material respect under applicable Environmental Laws;

     (v) The Company and its Subsidiaries have not been advised by the owner of any contiguous property or by any third party of any objections as to the manner in which the Company and its Subsidiaries or any occupant has used or presently operates the Oil and Gas Interests, or of any environmental contamination emanating from the Oil and Gas Interests, nor has the Company and its Subsidiaries been advised by any third party of its intention to institute a claim or action against the Company and its Subsidiaries with respect to any such alleged environmental contamination;

     (vi) There has been no Release into the environment of, nor exposure of any person or property to, Hazardous Substances in connection with the properties and operations of the Company or any of its Subsidiaries that is reasonably likely to give rise to any material claim for remediation, damages or compensation; and

     (vii) Except as specifically related to the Company’s or any of its Subsidiaries’ permitted oil and gas operations or oil and gas field service operations, there are no underground or aboveground storage tanks, incinerators or surface impoundments at, on, or about, under or within any real property owned or operated by the Company or any of its Subsidiaries. Any pit, tank or storage container containing Hydrocarbons or related oil and gas exploration and production waste (including production waters) used in connection with the Company’s or any of its Subsidiaries’ oil and gas operations in all material respects has been properly permitted with the appropriate Governmental Entities and is not in material violation of applicable Environmental Laws, and neither the Company nor its Subsidiaries has any Knowledge of any spill or Release or leak from such pits, tanks or containers that has not been reported or remediated to the extent required by applicable Environmental Laws.

     (b) The Company and each of its Subsidiaries have provided Parent and Merger Subsidiary with copies of correspondence, documents, data and reports relating to:

     (i) Any unresolved notices of violation, non-compliance or deficiency issued to the Company or its Subsidiaries under Environmental Laws relating to the operation of the Oil and Gas Interests or the operations of the Company and its Subsidiaries, except to the extent any liability relating thereto is not expected to exceed $50,000 per incident; and

     (ii) Releases of Hazardous Substances on any property owned or operated by the Company or its Subsidiaries, where such the investigation, remediation or monitoring of such Release could reasonably be expected to exceed $50,000 per incident.

     SECTION 3.19. Real Property; Ownership of Premises.

     (a) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 3.19 and Section 3.29 apply), (i) the Company and its Subsidiaries have good and indefeasible title to, or have a valid and enforceable easement, right of way, license, permit or other right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned, leased or otherwise used or occupied by them in the conduct of their respective businesses as such businesses are now being conducted, except for Permitted Encumbrances, (ii) neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold, easement, right of way, license, permit or other right or interest in or with respect to any such property is subject to any Lien, except for Permitted Encumbrances, and (iii) all buildings, fixtures and improvements in, on or upon such property are in reasonably adequate condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted. All easements, rights of way, leases, licenses, permits and other similar rights held by the Company or any of its Subsidiaries for the use of real property have terms which are reasonably adequate for the Company’s and its Subsidiaries’ future business operations contemplated at present and such real property and all buildings, fixtures and improvements are in compliance in all material respects with all applicable laws, orders, regulations and insurance requirements.

     (b) Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 3.19 and Section 3.29 apply), (i) the Company and its Subsidiaries have good and marketable title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets used or held for use in their business, and such properties and assets are free and clear of any Liens, except for Permitted Encumbrances, and (ii) all tangible personal property, fixtures, facilities, machinery and equipment of the Company and its Subsidiaries are in reasonably adequate condition and repair, normal wear and tear excepted, for the continued conduct of the business of the Company and its Subsidiaries in the manner in which it is currently conducted, and none of such tangible personal property, fixtures, facilities, machinery and equipment is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs that are not material in nature or cost.

     (c) The Company or its Subsidiaries have Good and Marketable Title to the Oil and Gas Interests, except for failures to have Good and Marketable Title that, in the aggregate, have Title Defect Amounts of less than $3,000,000. The Title Defect Amount shall be considered a materiality qualifier to the foregoing representation and warranty regarding Good and Marketable Title.

     (d) The Company has made available to Parent and Merger Subsidiary the following information regarding each Lease: the names of the parties, term, renewal options, termination rights, purchase options, description of the property and any unusual provisions (the “Lease Summary”). The Lease Summary is true, complete and correct in all material respects.

     SECTION 3.20. Compliance with Laws; Government Approvals.

     (a) The Company and each of its Subsidiaries is, and at all times since January 1, 2001 has been, in compliance in all material respects with, and to the Knowledge of the Company, is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any law, Order, permit, license or other governmental authorization or approval applicable to the Company or any of its Subsidiaries or by which any property, asset or operation of the Company or any of its Subsidiaries is bound or effected, except for failures to comply that have not resulted or would not reasonably be expected to result in the imposition of a fine, penalty or sanction against the Company or any of its Subsidiaries or any of their respective officers or directors.

     (b) (i) The Company and its Subsidiaries hold all consents, permits, licenses, variances, exemptions, Orders and approvals from Governmental Entities that are necessary or required for the operation of the business as conducted at present of the Company and its Subsidiaries taken as a whole (collectively, the “Company Permits”), (ii) the Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits and (iii) no suspension or cancellation of any of the Company Permits is pending or threatened, and no such suspension or cancellation will result from the transactions contemplated by this Agreement.

     SECTION 3.21. Insurance. The Company and its Subsidiaries maintain, with financially sound and reputable insurers, insurance in such amounts, including deductible arrangements, and of such a character as is, in the judgment of the Board of Directors of the Company, reasonable in light of the risks faced by the Company and its Subsidiaries in the conduct of their business. All policies of title, fire, liability, casualty, business interruption, workers’ compensation and other forms of insurance including, but not limited to, directors and officers insurance, held by the Company and its Subsidiaries, are in full force and effect in accordance with their terms. Neither the Company nor any of its Subsidiaries is in default in any respect under any provisions of any such policy of insurance that has not been remedied. Section 3.21 of the Company Disclosure Letter sets forth a true and complete list of all insurance policies carried by, or covering the Company and its Subsidiaries with respect to their businesses, assets and properties, together with, in respect of each such policy, the name of the insurer, the policy number, the type of policy, the amount of coverage, the deductible and all pending claims thereunder. There is no claim in excess of $100,000 pending under any of such policies as to which coverage has been challenged, reserved, denied or disputed by the underwriters of such policies.

     SECTION 3.22. Absence of Sensitive Payments. Neither the Company, nor any Subsidiary or Affiliate or, to the Company’s Knowledge, any officer, director, agent, employee or other person associated with any of them, acting alone or together, has performed any of the following acts: (i) the making of any contribution, payment, remuneration, gift or other form of economic benefit (a “Payment”) to or for the private use of any governmental official, employee, agent or candidate where the Payment or the purpose of the Payment was illegal under the laws of the United States or the jurisdiction in which such payment was made, (ii) the establishment or maintenance of any unrecorded fund, asset or liability for any purpose or the making of any false or artificial entries on its books or (iii) the making of any Payment to any Person or the receipt of any Payment with the intention or understanding that any part of the Payment was to be used for any purpose other than that described in the documents supporting the Payment.

     SECTION 3.23. Contracts.

     (a) There is no contract, agreement or understanding that is required to be described in or filed as an exhibit to any Company Report that is not described in or filed as required by the Securities Act or the Exchange Act, as the case may be (any such contract, agreement or understanding, a

“Company Material Contract”). Each Company Material Contract is a valid and binding obligation of the Company or one of its Subsidiaries and is in full force and effect and enforceable against the Company or one of its Subsidiaries and, to the Knowledge of the Company, the other party or parties thereto, in each case in accordance with its terms, other than any Company Material Contract which is by its terms no longer in force or effect and except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity. Neither the Company nor any Subsidiary is in material violation or breach of or in default under any Company Material Contract nor, to the Company’s Knowledge, is any other party to any such contract, agreement or understanding.

     (b) Except for documents filed or listed as exhibits to the Company Reports filed with the SEC subsequent to December 31, 2003 and prior to the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (a) contract, agreement or arrangement (including any lease of real property) (i) materially restricting the ability of the Company or any of its Subsidiaries (or after the Merger, Parent or any of its Subsidiaries) to compete in or conduct any line of business or to engage in business in any significant geographic area, except for area of mutual interest agreements entered in connection with prospect reviews and similar arrangements entered into in the ordinary course of business, (ii) relating to Indebtedness, (iii) relating to any material joint venture, partnership, strategic alliance or similar arrangement (other than agreements relating to joint operation, development and exploration entered into in the ordinary course of business), (iv) requiring the Company or any of its Subsidiaries to register for resale under the Securities Act any securities of the Company or any of its Subsidiaries, (v) relating to the disposition or acquisition of material assets not in the ordinary course of business, (vi) containing any so-called “most favored nation” provisions or any similar provision requiring the Company or any Subsidiary (or after the Merger, Parent or any of its Subsidiaries) to offer a third party terms or concessions at least as favorable as offered to one or more other parties, (vii) providing for “performance guarantees” or contingent payments by the Company or any of its Subsidiaries, in each case involving more than $10,000 over the term of the relevant contract or (viii) any other contract, agreement, instrument or commitment involving payments made by or to the Company or any of its Subsidiaries in excess of $100,000 over the term of the relevant contract, or (b) financial derivatives master agreements, confirmation, or futures account opening agreements and/or brokerage statements evidencing financial hedging or other trading activities. The Company has made available to Parent copies of each of the foregoing agreements. Neither the Company nor any Subsidiary is in material violation or breach of or in default under any Company Material Contract nor, to the Company’s Knowledge, is any other party to any such contract, agreement or understanding.

     (c) The Offer and the Merger, will not have an adverse impact on any hedging or production sales, processing, refining or transportation contracts or agreements to which the Company or any of its Subsidiaries is a party.

     SECTION 3.24. Regulation as a Utility.

     (a) Neither the Company nor any of its Subsidiaries is subject to regulation as a natural gas distribution utility.

     (b) Neither the Company nor any of its Subsidiaries is currently subject to regulation by the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act or as a “natural gas company” under the Natural Gas Policy Act of 1978, as amended (the “NGPA”). Neither the Company nor any “subsidiary company” or “affiliate” (as such terms are defined in the Public Utility Holding Company Act of 1935 (the “1935 Act”)) of the Company is subject to regulation as (i) a “holding company,” a “public-utility company,” a “subsidiary company” or an “affiliate” of a “holding company,” within the meaning of Sections 2(a)(7), 2(a)(5), 2(a)(8) or 2(a)(11), respectively, of the 1935 Act, (ii) a

“public utility” under the Federal Power Act or (iii) a public utility or public service company (or similar designation) by the federal government of the United States, any state in the United States or any political subdivision thereof, or by any foreign country.

     SECTION 3.25. Intellectual Property. The Company and its Subsidiaries own, or otherwise possess the valid right to use, all patents, trademarks, trade names, service marks, Internet domain names, copyrights, and any applications therefor, technology, know-how, processes and other proprietary intellectual property rights and computer software programs or applications (“Intellectual Property”) that are necessary to the conduct of the business of the Company or its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”). The Company and each of its Subsidiaries have performed all acts to protect and maintain any material Company Intellectual Property, including but not limited to paying all required fees and Taxes to maintain all registrations and applications of such Company Intellectual Property in full force and effect. None of the Company or any of its Subsidiaries has received any notice of infringement of or conflict with (or knows or has known of such infringement of or conflict with) asserted rights of others with respect to the use of the Company Intellectual Property. The conduct of the Company’s and its Subsidiaries’ business or use of the Company Intellectual Property, products or services does not infringe upon or otherwise violate any Intellectual Property rights any other Person in a manner that would result in a material liability to the Company.

     SECTION 3.26. Hedging; Hydrocarbon Sales and Balancing.

     (a) Section 3.26 of the Company Disclosure Letter identifies and accurately summarizes in all material respects each Derivative Transaction (including each outstanding Hydrocarbon or financial hedging position attributable to the Hydrocarbon production of the Company and its Subsidiaries) to which the Company or any of its Subsidiaries is a party, or from or under which the Company or any of its Subsidiaries derives any economic benefit or has any economic exposure, in each case as of the date of the Company Disclosure Letter.

     (b) (i) No Hydrocarbons attributable to the Oil and Gas Interests are subject to a sales contract (other than division orders, transfer orders or gas sales or purchase contracts (in each case) that is not terminable on 60 days or less notice without payment of penalty or premium), (ii) no Person has a call upon, option to purchase or a similar right with respect to production from the Oil and Gas Interests, (iii) neither the Company nor any of its Subsidiaries has taken or received any material volumes of Hydrocarbons under any gas balancing or similar agreements or arrangements that permit any Person thereafter to receive any portion of the interest of the Company or any of its Subsidiaries in Hydrocarbons to “balance” any disproportionate allocation of Hydrocarbons, and (iv) neither the Company nor any of its Subsidiaries has received or accrued any material prepayment, “take-or-pay,” advance or similar payments for future deliveries of Hydrocarbons or in lieu of deliveries of Hydrocarbons that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefore. With respect to clauses (iii) and (iv) there have been no changes in the Company’s or its Subsidiaries’ positions between such date or dates and March 31, 2004.

     SECTION 3.27. Agreements with Regulatory Agencies. None of the Company or any of its Subsidiaries is subject to any cease-and-desist or other Order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any Order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Governmental Entity (each, a “Company Regulatory Agreement”) that restricts the conduct of its business in any material respect. None of the Company or any of its Subsidiaries has been advised by any Governmental Entity that such Governmental Entity is considering issuing or requesting any Company Regulatory Agreement.

     SECTION 3.28. Reserve Report. The Company has furnished to Parent true and complete copies of the Netherland, Sewell & Associates, Inc. reserve report audit letters dated as of February 23, 2004, February 24, 2004, February 25, 2004, February 27, 2004 and April 6, 2004 (collectively the “Reserve Reports”). The Reserve Reports were prepared or reviewed by an independent engineering firm engaged by the Company using registered professional engineers. The Reserve Reports were prepared in all material respects in accordance with SEC guidelines. All factual, non-interpretative data on which the Reserve Reports were based for purposes of estimating Hydrocarbon reserves was true and correct in all material respects. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production in the ordinary course of business, there has been no material change in the estimated volumes of Hydrocarbon reserves set forth in the Reserve Reports since the respective dates of the Reserve Reports.

     SECTION 3.29. Status and Operation of Oil and Gas Properties.

     (a) The Leases that comprise the Oil and Gas Interests are (i) in full force and effect in accordance with their respective terms, (ii) all royalties, rentals and other payments due under the Leases have been properly and timely paid and (iii) there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant to obligations under the Leases, except where the failure of such Leases to be in full force and effect in accordance with their terms, or the pendency of such requests or demands, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is, nor to the Company’s Knowledge, is any other party, in breach in any material respect of any of its obligations under any Lease.

     (b) Except as would not individually or in the aggregate have a Company Material Adverse Effect, the Oil and Gas Contracts of the Company and any of its Subsidiaries are (i) in full force and effect in accordance with their respective terms and (ii) are in form and substance considered conventional within the oil and gas industry. None of the Company or any of its Subsidiaries is in breach in any material respect of any of its obligations under any such Oil and Gas Contract, nor to the Company’s Knowledge, is any other party to such Oil and Gas Contract in breach in any material respect of any of its obligations thereunder.

     (c) To the Knowledge of the Company, all pipelines, gathering systems, plants or other material facilities owned or leased by the Company or any of its Subsidiaries are located on rights-of-way or on real property, permits or licenses owned or leased by the Company and its Subsidiaries or with respect to which the Company or its Subsidiaries has contractual rights.

     (d) To the Knowledge of the Company, no Person has asserted that the Company’s or its Subsidiaries’ ingress or egress to or from any facility, plant, building or structure that is material to the operation of the Oil and Gas Interests infringes on the property or other rights of such Person.

     (e) Every well included in the Oil and Gas Interests has been drilled and completed by the Company or one of its Subsidiaries or, to the Company’s Knowledge, by third parties in material compliance with applicable law, and within the boundaries covered by the Oil and Gas Properties or within the limits otherwise permitted by contract, pooling or unit agreement and by law. No well located on the Oil and Gas Properties is subject to penalties on allowables after the date hereof because of any overproduction or any other violation of applicable laws or Orders of any Governmental Entity, which would prevent such well from being entitled to its full legal and regular allowable, from and after the date hereof as prescribed by any Governmental Entity. All producing wells, facilities, tangible personal property, fixtures, machinery and equipment included in the Oil and Gas Interests have been maintained in all material respects in a state of repair so as to be adequate for normal operations.

     (f) With respect to all Oil and Gas Interests operated by the Company or its Subsidiaries, no non-operating owners have advised the Company or any of its Subsidiaries in writing of any material objection to the manner in which the Company or its Subsidiaries have operated, or of any non-operating owners’ intent to conduct an audit in accordance with applicable Leases or Oil and Gas Contracts, including any joint operating agreement or the accounting procedures attached thereto.

     (g) To the extent applicable, (i) the Company and its Subsidiaries have filed with the appropriate state and federal agencies all necessary applications for well determination under the NGPA, (ii) the Company and its Subsidiaries have complied in all material respects with all rules and regulations of FERC, (iii) any such required applications have been approved by the indicated state and federal agency and by FERC, (iv) for any well eligible for tax credits under Section 29 of the Code, the Company and its Subsidiaries have received the appropriate FERC determination and (v) no further applications are required under any FERC regulation, or any state or local governmental regulation to allow the legal sale of all gas produced by the Company and its subsidiaries consistent with past practices.

     (h) Except as set forth in Section 3.29(h) of the Company Disclosure Letter, as to oil and gas wells operated by the Company or any of its Subsidiaries, and to the Knowledge of the Company as to oil and gas wells operated by third parties, there are no oil and gas wells that: (i) the Company or any of its Subsidiaries is currently obligated by law or contract to plug and abandon; (ii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Entity; or (iii) have been plugged and abandoned in a manner that does not comply in all material respects with law.

     (i) The Company or its Subsidiaries are currently receiving from all purchasers of production from the Oil and Gas Interests revenues not less than the Required Net Revenue Interest without suspense or any indemnity other than the normal division order warranty of title.

     (j) Section 3.29(j) of the Company Disclosure Letter sets forth, as of the date of this Agreement, all currently outstanding and expected internal and third party authorizations for expenditures (commonly known as “AFE’s”) which require a future expenditure by the Company or any of its Subsidiaries in excess of $50,000.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

     Parent and Merger Subsidiary represent and warrant to the Company that:

     SECTION 4.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and assets and carry on its business substantially as presently conducted. Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby. The copies of the charter and bylaws of the Parent and Merger Subsidiary that have been made available to the Company are complete and correct and in full force and effect.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within Parent’s and Merger Subsidiary’s corporate power and authority and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement has been duly authorized, executed and delivered by Parent and Merger Subsidiary and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary enforceable against Parent and Merger Subsidiary in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity. Parent, in its capacity as sole stockholder of Merger Subsidiary, and the Boards of Directors of Parent and Merger Subsidiary have adopted and approved this Agreement and declared the Merger advisable and no further corporate or stockholder action is required on the part of Parent or Merger Subsidiary in connection with the consummation of the Merger, other than the filing of the Certificate of Merger as contemplated by this Agreement.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not require any consent, approval, authorization or permit of or other action by, or filing with or notification to, any Governmental Entity other than (i) filing of appropriate merger documents in accordance with the DGCL, (ii) compliance with any applicable requirements of the HSR Act, the Exchange Act, the Securities Act and any applicable state securities or “blue sky” laws, (iii) consents, authorizations, permits, actions by, filings or notifications that are customarily obtained or made following the transfer of interests in Oil and Gas Properties and (iv) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a Parent Material Adverse Effect.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary or other organizational documents of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 4.03, conflict with or result in a violation or breach of any provision of any law or Order binding upon or applicable to Parent or Merger Subsidiary or any of their respective assets, (iii) require any consent or other action by any Person under, constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation or to the loss of any benefit or material adverse modification of the effect (including an increase in the price paid by, or cost to, Parent or Merger Subsidiary) of, or under any provision of any agreement or other instrument to which Parent or Merger Subsidiary is a party or that is binding upon Parent or Merger Subsidiary or their respective properties or assets or any license, franchise, permit or other similar authorization held by Parent or Merger Subsidiary, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, except for any occurrences or results referred to in clauses (ii), (iii) and (iv), that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

     SECTION 4.05. Disclosure Documents.

     (a) Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section 4.05(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

     (b) The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.05(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

     (c) None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.06. Financing. Parent will have at the Acceptance Date and the Effective Time available to it funds sufficient to (a) pay the Offer Price for Shares pursuant to the Offer and (b) pay the Merger Consideration pursuant to the Merger. Upon consummation of the Offer in accordance with the terms hereof, Parent will make such funds available to the Merger Subsidiary as are necessary to enable the Merger Subsidiary to fulfill its obligations hereunder.

     SECTION 4.07. No Ownership of Shares. Neither Parent nor any of its Subsidiaries owns any Shares or other securities convertible into Shares.

ARTICLE V

COVENANTS

     SECTION 5.01. Conduct of the Company. Except as expressly contemplated by this Agreement or set forth in Section 5.01 of the Company Disclosure Letter, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business, including continuing to explore, develop and drill and complete oil and gas wells, in all material respects in the ordinary course consistent with past practice, and shall use their commercially reasonable efforts to preserve intact in all material respects their business organizations and relationships with third parties and to keep available in all material respects the services of their present officers and key employees and comply in all material respects with all laws and regulations applicable to it or any of its properties, assets or business. Except as otherwise expressly approved in writing by Parent, as expressly contemplated or specifically permitted by this Agreement or as set forth in Section 5.01 of the Company Disclosure Letter, and without limiting the generality of the foregoing, from the date hereof until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 7.01:

     (a) the Company shall not, and shall not permit any of its Subsidiaries to, adopt or propose any change in its Certificate of Incorporation or Bylaws or comparable charter or other organization documents or the terms of any outstanding security;

     (b) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire or lease (i) by merging or consolidating with, purchasing equity securities of, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (ii) any assets, other than in the case of clause (ii) in the ordinary course of business consistent with past practice;

     (c) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, mortgage, farm-out or otherwise encumber or subject to any Lien or otherwise dispose of any properties or assets, or stock or other ownership interests in any of its properties or Subsidiaries other than (i) in the ordinary course of business consistent with past practice, (ii) pursuant to any agreements existing as of the date hereof which are set forth in Section 5.01(c) of the Company Disclosure Letter, (iii) any Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Company’s books and (iv) such mechanics and similar Liens, if any, as do not materially detract from the value of any of such properties, assets, stock or ownership interests or materially interfere with the present use of any of such properties or assets;

     (d) the Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside or pay any dividends or make any distributions on shares of capital stock other than dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary;

     (e) the Company shall not, and shall not permit any of its Subsidiaries to, (i) issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any capital stock of the Company or any Company Subsidiary Securities, or any security convertible into or exercisable for either of the foregoing other than the issuance of Shares upon the exercise of Company Stock Options that have been granted prior to the date of this Agreement, (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries or (iii) except as disclosed in Section 3.05 of the Company Disclosure Letter, repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (f) the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into, or amend, modify, or terminate, or make any commitment in respect of, any Company Material Contract, except in the ordinary course of business consistent with past practice, (ii) enter into any new line of business, (iii) enter into any agreement or arrangement that limits or otherwise restrains the Company or any of its Subsidiaries from competing in or conducting any line of business or engaging in business in any significant geographic area, except for area of mutual interest agreements entered in connection with prospect reviews and similar arrangements or (iv) enter into any commitment or transaction material to the Company and its Subsidiaries, taken as a whole;

     (g) the Company shall not, and shall not permit any of its Subsidiaries to, (i) incur any Indebtedness in excess of $1,000,000, or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for the endorsement of checks in the normal course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary of the Company;

     (h) except as may be required by applicable law or existing contract set forth in Section 5.01(h) of the Company Disclosure Letter, the Company shall not, and shall not permit any of its Subsidiaries to, (i) increase the compensation payable or to become payable to its officers, directors or key employees, (ii) grant any severance or termination pay to officers, directors or key employees, (iii) enter into, modify or amend any employment, severance or consulting agreement with any stockholder or current or former director, officer or other employee of the Company or any Subsidiary, (iv) establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former director, officer or employee, (v) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), or (vi) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement;

     (i) except as may be required as a result of a change in law or in GAAP or a change in order to comply with SEC requirements, the Company shall not, and shall not permit any of its Subsidiaries to, change any of its accounting policies or its procedures (including procedures with respect to the payment of accounts payable and collection of accounts receivable);

     (j) except for existing authorizations for expenditures and capital expenditures approved in the 2004 capital budget approved by the Company’s Board of Directors (copies of which authorizations and 2004 capital budget have been provided to Parent), the Company shall not, and shall not permit any of its Subsidiaries to, make or commit to make any capital expenditures in excess of $500,000 in the aggregate, provided that the Company shall give Parent prior written notice once such expenditures in the aggregate exceed $100,000;

     (k) the Company shall, and shall cause each of its Subsidiaries to, pay when due (including applicable grace periods) its royalty payment obligations in connection with its Oil and Gas Interests (excluding only failure to make such royalty payments that would, or could reasonably be expected to, result in damages or losses of no more than $1,000,000 in the aggregate);

     (l) without the prior written consent of Parent (or the oral consent of one of the Persons listed on Section 5.01(l) of the Company Disclosure Schedule), which shall not be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent shall be determined based upon what is in the reasonable best interests of the Company, the Company shall not, and shall not permit any of its Subsidiaries to, enter into any Derivative Transactions or fixed-price commodity sales agreements;

     (m) the Company shall use its commercially reasonable efforts to ensure that it and each of its Subsidiaries keep or cause to be kept in force its material insurance policies (or substantial equivalents thereof);

     (n) (i) the Company shall not, and shall not permit any of its Subsidiaries to, terminate any existing gas purchase, sale, supply, exchange, processing or transportation contract, or (ii) enter into any new contract (or grant any option, right of first refusal, put, call or other preferential right) for the purchase, sale, supply, transportation, storage, processing or exchange of gas or renew or extend or negotiate any existing contract providing for the same where such contract is not terminable within 30 days without penalty without the prior written consent of Parent, not to be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent shall be determined based upon what is in the reasonable best interests of the Company;

     (o) the Company and its Subsidiaries will use their respective commercially reasonable efforts, in the ordinary course consistent with past practices, to: (i) develop, maintain and operate the Oil and Gas Interests in material compliance with applicable laws, regulations and Orders of any Governmental Entity, (ii) pay when due (including applicable grace periods) all rents and joint interest and other costs and expenses coming due and payable in connection with the Oil and Gas Interests (excluding only (A) failure to make such payments that would, or could reasonably be expected to, result in damages or losses that, when combined with any damages or losses under clauses (iii) and (iv) of this Section 5.01(o), exceed $1,000,000 in the aggregate and (B) failure to make such payments where there is a bona fide dispute as to such payment if adequate reserves have been accrued on the books and records of the Company with respect to such disputed payment and such Oil and Gas Interest could not be terminated prior to the resolution of such dispute), (iii) perform all of the covenants and conditions contained in the Leases and all Oil and Gas Contracts in a timely manner so as not to be in breach of such Leases and Oil and Gas Contracts (excluding only failure to perform that would, or could reasonably be expected to, result in damages or losses (including damages and losses resulting from termination of such contracts) that, when combined with any damages or losses under clauses (ii) and (iv) of this Section 5.01(o), exceed $1,000,000 in the aggregate), (iv) maintain in full force and effect all Leases and other Oil and Gas Contracts, including any options included within such Contracts (excluding only failure to maintain that would, or could reasonably be expected to, result in damages or losses (including damages and losses resulting from termination of such Leases and contracts) that, when combined with any damages or losses under clauses (ii) and (iii) of this Section 5.01(o), exceed $1,000,000 in the aggregate), (v) maintain all Company Permits in full force and effect, and (vi) otherwise act with respect to the Oil and Gas Interests in good faith and in accordance with the Company’s best business judgment as if the transactions herein were not contemplated by the parties;

     (p) except as done in the ordinary course of business, the Company shall not, and shall not permit any of its Subsidiaries to, elect not to participate or waive its right not to participate in any operation on any new or existing oil and gas well under circumstances where the Company or any of its Subsidiaries or any of the Oil and Gas Interests will be subject to any penalty or forfeiture as a result of such non-participation or waiver of the right to participate, in each case without the prior consent of Parent, not to be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent shall be determined based upon what is in the reasonable best interests of the Company;

     (q) the Company shall not, and shall not permit any of its Subsidiaries to, voluntarily relinquish the Company’s or any of its Subsidiaries’ position as operator with respect to any Oil and Gas Properties, in each case, without the prior consent of Parent, not to be unreasonably withheld or delayed and in which decision reasonability regarding whether or not to withhold consent shall be determined based upon what is in the reasonable best interests of the Company;

     (r) the Company shall not, and shall not permit any of its Subsidiaries to, waive, release, assign, settle or compromise any Legal Actions or other Proceedings not covered by insurance, except to the extent such waivers, releases, assignments, settlements or compromises do not involve the payment of more than $250,000 in the aggregate;

     (s) the Company shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (t) the Company shall not, and shall not permit any of its Subsidiaries to, engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of their respective Affiliates, including any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of Regulation S-K under the Securities Act, that would be required to be disclosed under Item 404;

     (u) the Company shall not, and shall not permit any of its Subsidiaries to, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries;

     (v) the Company shall not, and shall not permit any of its Subsidiaries to, agree or commit to do any of the foregoing; and

     (w) the Company shall not, and shall not permit any of its Subsidiaries to, take or omit to take any action that would result in any representation and warranty of the Company hereunder being untrue and incorrect in any material respect as of the date when made if such action had then been taken or omitted, or would result in any of the conditions set forth in Annex A hereto or the conditions in Article VI hereof not being satisfied.

     Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s and its Subsidiaries’ operations.

     SECTION 5.02. Access to Information. From the date hereof until the Effective Time (or termination of this Agreement), the Company shall give Parent, its counsel, financial advisors, auditors and other authorized Representatives full access at reasonable times to the offices, properties, permits, files, books and records of the Company and its Subsidiaries, will furnish to Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the Company’s employees, counsel and financial advisors to cooperate with Parent in its investigation of the operations, business and/or properties of the Company and its Subsidiaries, including in connection with any environmental assessment or assessments (which may include visual and physical inspections and testing); provided that no investigation pursuant to this Section shall affect any representation or warranty given by the Company to Parent hereunder and nothing herein shall require the Company or any of its Subsidiaries to disclose any information that would cause a violation of law or any confidentiality agreement in effect as of the date of this Agreement. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the confidentiality agreement previously executed by or on behalf of Parent and the Company (the “Confidentiality Agreement”); provided, however, that notwithstanding anything to the contrary contained in the Confidentiality Agreement or this Agreement, nothing shall prohibit Parent or Merger Subsidiary from including, after prior consultation with the Company or its Representatives, in the Schedule TO, the Offer to Purchase, the other Offer Documents or the Proxy Statement any information that is required by law to be disclosed therein in connection with the purchase of Shares or the solicitation of proxies in connection with the Offer and the Merger, respectively.

     SECTION 5.03. No Solicitation.

     (a) From the date of this Agreement until the Effective Time or the termination of this Agreement in accordance with Article VII, except as specifically permitted in Sections 5.03(d), 5.03(f) or

5.03(g), the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit, initiate, or knowingly induce, entertain or encourage any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, any Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any information or data relating to the Company or any of its Subsidiaries to, or in response to a request therefor, give access to the books and records of the Company or its Subsidiaries to, any Person that has made or may be considering making any Acquisition Proposal; (iii) grant any waiver or release under any standstill or similar contract relating to the Shares or the Company or its Subsidiaries to which it or any of its Subsidiaries is a party, including the Rights Agreement, unless the Board of Directors, acting in good faith and by a majority of the members of its entire Board of Directors, has (A) determined, after consultation with its financial advisor, that such waiver or release is reasonably likely to result in a Superior Proposal and (B) determined, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations to the stockholders of the Company under applicable laws; (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any agreement in principle, arrangement, understanding or contract for any Acquisition Proposal.

     (b) The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, immediately cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof. The Company shall promptly inform its Representatives who have been engaged or are otherwise providing assistance in connection with the transactions contemplated by this Agreement of the Company’s obligations under this Section 5.03. Without limiting the foregoing, the Company agrees that any breach of the restrictions set forth in this Section 5.03, including any failure of such Representatives to comply with any instructions referred to above, by any of such Representatives or any Affiliate of the Company shall be deemed to be a breach by the Company of this Section 5.03.

     (c) The Company shall notify Parent in writing as soon as practicable (but in any event within 24 hours) after receipt of (i) any Acquisition Proposal, discussion, negotiation or indication from any Person that it intends to make, or is considering making, an Acquisition Proposal or (ii) any request for non-public information relating to the Company or any of its Subsidiaries or for access to the books and records of the Company or its Subsidiaries by any Person that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal. The Company shall promptly provide Parent with the identity of such Person, a description of the terms of such Acquisition Proposal or request and copies of any written materials received by the Company in connection with such Acquisition Proposal, discussion, negotiation or inquiry. The Company shall keep Parent fully informed on a current basis of the status and terms of any such Acquisition Proposal (including amendments or proposed amendments thereto), indication or request.

     (d) Notwithstanding the foregoing, prior to the first date on which the Merger Subsidiary purchases any Shares pursuant to the Offer (the “Acceptance Date”), nothing in this Agreement shall prevent the Company or its Board of Directors from:

     (i) engaging in discussions or negotiations with, or furnishing or disclosing any information relating to, the Company or any of its Subsidiaries or giving access to the books and records of the Company or any of its Subsidiaries to, any Person who, after the date hereof, makes a bona fide written Acquisition Proposal not solicited after the date hereof in violation of the provisions herein set forth if (x) the Board of Directors, acting in good faith and by a majority of the members of its entire Board of Directors, has (A) determined, after consultation with its financial advisor, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal and (B) determined, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations to the stockholders of the Company under applicable laws (in each case, taking into account any adjustments to the terms and conditions of this Agreement, the Offer or the Merger offered in writing by Parent in response to such Acquisition Proposal), and (y) the Company enters into a confidentiality agreement with such Person, provided that to the extent such Confidentiality Agreement is on terms and conditions materially more favorable to such Person than those contained in the Confidentiality Agreement, the Confidentiality Agreement shall be deemed amended to contain such materially more favorable terms; and

     (ii) subject to compliance with Section 5.03(d)(i), entering into a definitive agreement providing for the implementation of or approving, endorsing or recommending an Acquisition Proposal, and, in connection therewith, withdrawing its recommendation of the Offer and the Merger, but only so long as (A) the Board of Directors, acting in good faith and by a majority of the entire Board of Directors, has (1) approved such definitive agreement, (2) determined, after consultation with its financial advisor, that such bona fide written and unsolicited Acquisition Proposal constitutes a Superior Proposal and (3) determined, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of the Board of Directors’ fiduciary obligations to the stockholders of the Company under applicable laws and (B) the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.01(f).

     (e) If the Company or any of its Subsidiaries or its or their Representatives receives a request for information from a Person who has made an unsolicited bona fide written Acquisition Proposal involving the Company and the Company is permitted to provide such Person with information pursuant to this Section 5.03, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, the information provided to such Person promptly after its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent copies were not previously provided to Parent.

     (f) The Board of Directors of the Company shall not (i) approve, endorse or recommend, or propose to approve, endorse or recommend, any Acquisition Proposal or (ii) enter into any agreement in principle or understanding or contract relating to an Acquisition Proposal, unless the Company terminates this Agreement pursuant to, and after complying with all of the provisions of, Section 7.01(f).

     (g) Notwithstanding the foregoing, the Board of Directors of the Company shall be permitted to (i) disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) provide business information in the ordinary course of business consistent with past practice to Persons who have pre-existing contractual obligations (other than confidentiality agreements) with the Company or one of its Subsidiaries.

     (h) The Company represents to Parent and Merger Subsidiary that, as of the date hereof, it is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to an Acquisition Proposal.

     SECTION 5.04. Notices of Certain Events; Consultation.

     (a) The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any Proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

     (b) Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which the Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Parent has Knowledge from any Governmental Entity in connection with the transactions contemplated by this Agreement; (iii) any Proceedings commenced or, to the Knowledge of Parent, threatened in writing which relate to the consummation of the transactions contemplated by this Agreement and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

     (c) The Company shall provide to Parent drafts of any Company Reports a reasonable time prior to filing and shall consult with, and provide an opportunity to comment to, Parent prior to filing any Company Report or making its financial results for any period publicly available after the date of this Agreement and prior to filing any Company Reports after the date of this Agreement.

     SECTION 5.05. Merger Subsidiary; Actions by Parent. Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and consummate the Merger on the terms and conditions set forth in this Agreement (including to the extent permitted under the DGCL, in accordance with Section 253 of the DGCL) as promptly as reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement. Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 7.01(d).

     SECTION 5.06. Director and Officer Liability. From and after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time, including amounts paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld), provided that none of the Company, Parent or the Surviving Corporation shall be obligated to pay the fees and disbursements of more than one counsel for all indemnified parties in any single action except to the extent that, in the opinion of counsel for the indemnified parties, two or more of such indemnified parties have conflicting interests in the outcome of such action. Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of the Company as provided in the Certificate of Incorporation or Bylaws or any agreement set forth in Schedule 5.06 of the Company Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof. For at least six years after the Effective Time, the Parent will cause Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 200% of the per annum rate currently paid by the Company for such insurance on the date of this Agreement (which premium the Company represents is $189,000), then the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available at an annual premium equal to 200% of such per annum rate as of the date of this Agreement; provided, however, that Parent and the Surviving Corporation may purchase a six-year “tail” with respect to the Company’s existing current directors’ and officers’ liability insurance covering acts or omissions occurring at or prior to the Effective Time with respect to those Persons who are currently (and any additional Persons who prior to the Effective Time become) covered by the Company’s directors’ and officers’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof and provided by a carrier with a credit or insurance rating no less favorable than the current carrier. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or such successor or assign, as the case may be, assume the obligations set forth in this Section 5.06.

     SECTION 5.07. Employee Benefits. From and after the Effective Time, employees of the Company who continue their employment with the Company (the “Continuing Employees”) shall, at the option of Parent, either continue to be eligible to participate in the Benefit Plans that are, at the option of Parent, continued by the Company, or alternatively shall be eligible to participate in the same manner as similarly situated employees employed by Parent in the employee benefit plans sponsored or maintained by Parent, as applicable. Without limiting the generality of the foregoing, Parent shall (to the extent permitted under the terms of Parent’s existing employee benefit plans), recognize the prior employment with the Company of each of the Continuing Employees in connection with all employee benefit plans of Parent in which employees Continuing Employees are eligible to participate following the Effective Time, for eligibility and vesting purposes (but not for benefit accrual purposes under any defined benefit plans). Nothing herein shall preclude Parent, the Surviving Corporation or any of their Affiliates from having the right to terminate the employment of any employee, with or without cause, or to amend or to terminate any employee benefit plan of Parent established, maintained or contributed to by Parent or any of its Affiliates after the Effective Time.

     SECTION 5.08. Taxes. Except where the failure to do so can be cured with minimal cost and penalties to the Company and its Subsidiaries, from the date hereof until the Effective Time, the Company and its Subsidiaries shall:

     (a) prepare, in the ordinary course of business and consistent with past practice (except as otherwise required by law), and timely file all Tax Returns required to be filed by it (or them) on or before the Effective Time;

     (b) fully and timely pay all Taxes due and payable on or before the Effective Time;

     (c) (i) properly reserve (and reflect such reserve in its books and records and financial statements), in accordance with past practice and in the ordinary course of business, for all Taxes that are not yet due and payable for all taxable periods, or portions thereof, ending on or before the Effective Time; (ii) promptly notify Parent of any Proceeding pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax matter, including Tax liabilities and refund claims, and not settle or compromise any such Tax matter or Proceeding without Parent’s prior written consent; (iii) not make or revoke any material election with regard to Taxes or file any amended Tax Returns; (iv) not make any significant change in any Tax or accounting methods or systems of internal accounting controls (including procedures with respect to the payment of accounts payable and collection of accounts receivable), except as may be appropriate to conform to changes in Tax laws or regulatory accounting requirements or GAAP; (v) not enter into any closing agreement, surrender any right to claim a Tax refund, consent to the extension or waiver of the limitations period applicable to any Tax claim or assessment, or incur any Taxes other than in the ordinary course and consistent with their prior practices; and (vi) withhold, if required by law, from their respective employees, independent contractors, creditors, stockholders and third parties, and timely pay to the appropriate Governmental Entity, proper and accurate amounts in all material respects for all periods ending on or before the Effective Time in compliance with all Tax withholding and remitting provisions of applicable laws.

     SECTION 5.09. Meeting of the Company’s Stockholders. If required by applicable law in order to consummate the Merger, the Company acting through its Board of Directors shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as practicable following the purchase of Shares in the Offer. At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable law). The Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its commercially reasonable efforts to solicit from stockholders of the Company proxies in favor of the Merger if a proxy statement is prepared and sent and shall take all other action in its judgment necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

     SECTION 5.10. Proxy Statement. If required under applicable law, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act as promptly as practicable after Merger Subsidiary purchases Shares pursuant to the Offer, and use all commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 5.10. Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Subsidiary agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company. The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s stockholders vote to approve the Merger and this Agreement.

     SECTION 5.11. Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 5.12. Public Announcements. So long as this Agreement is in effect, the Company and Parent, will consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Offer or the Merger and, except as may be required by fiduciary duties, applicable law or any listing agreement with the Nasdaq National Market or the New York Stock Exchange will not issue, or permit its Affiliates to issue, any such press release or make any such public statement prior to such consultation.

     SECTION 5.13. Customer Notifications. At any time after the Acceptance Date and from time to time thereafter as reasonably requested by Parent, the Company will permit Parent at Parent’s expense to insert preprinted single-page customer education materials into billing documentation to be delivered to customers affected by this Agreement; provided, however, that Company has reviewed in advance and consented to the content of such materials, which consent shall not be unreasonably withheld or delayed.

     SECTION 5.14. Defense of Litigation. Notwithstanding anything herein to the contrary, the Company shall not settle or offer to settle any Legal Action or other Proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent. The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

     SECTION 5.15. Anti Takeover Plan; State Takeover Statutes. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 3.17) requested by Parent in order to render the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated by this Agreement; provided that the Company shall not be required to terminate the Rights Agreement. If any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall take all reasonable actions to (a) ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or similar statute or regulation.

     SECTION 5.16. Filings; Other Actions. Subject to the terms and conditions herein provided, the Company and Parent shall use all commercially reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Acceptance Date, and which consents, approvals, permits or authorizations are required to be obtained prior to the Acceptance Date from any Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (b) use all commercially reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Parent and the Company shall promptly (but in no event more than ten Business Days) make their respective filings under the HSR Act with respect to the Offer and the Merger and shall promptly thereafter make any other required submissions under the HSR Act.

     SECTION 5.17. Certificate Concerning Real Property Holding Company. On or before the Effective Time, an officer of the Company shall provide a certificate to the Parent, in a form that complies with Treasury Regulation Section 1.897-2(h) and Treasury Regulation Section 1.1445-2(c)(3), that it is not a U.S. real property holding corporation.

ARTICLE VI

CONDITIONS TO THE MERGER

     SECTION 6.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if approval of the Merger by the holders of Shares is required by applicable law, this Agreement and the Merger shall have been adopted by the requisite vote of the stockholders of the Company in accordance with the DGCL, provided that Parent and Merger Subsidiary shall have voted all of their Shares in favor of the Agreement and the Merger;

     (b) no provision of any applicable law or Order of any Governmental Entity of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its commercially reasonable efforts, including appeals to higher courts, to have any Order lifted);

     (c) the condition set forth in clause (y) of the first paragraph of Annex A shall have been satisfied; and

     (d) Merger Subsidiary shall have accepted for purchase and paid for the Shares tendered pursuant to the Offer.

ARTICLE VII

TERMINATION

     SECTION 7.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company or Parent):

     (a) by mutual written consent of the Company and Parent;

     (b) by either the Company or Parent if the Acceptance Date has not occurred on or before September 30, 2004, provided that the right to terminate this Agreement under this clause (b) shall not be available to any party whose willful failure to fulfill any of its material obligations under this Agreement has been the cause of the failure to consummate the Offer by such date;

     (c) by either the Company or Parent if there shall be any applicable law that makes consummation of the Offer or the Merger illegal or otherwise prohibited or if any Order of a court or governmental agency or authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer or the Merger, and such Order shall become final and nonappealable; provided, that the right to terminate this Agreement under this clause (c) shall not be available to any party who has not used its commercially reasonable efforts to have such Order lifted;

     (d) prior to the Acceptance Date by (x) the Company if there has been a breach by Parent of any representation or warranty of Parent contained in this Agreement which would have a Parent Material Adverse Effect, (y) Parent if there has been a breach of the representations and warranties or covenants or agreements of the Company contained in this Agreement such that the condition to the Offer set forth in clause (f) of Annex A would not be satisfied, or (z) by the Company if Parent shall not have performed in all material respects each obligation, agreement and covenant to be performed by it under this Agreement, and in each of clauses (x), (y) and (z) such breach or failure to perform is not curable or, if curable, is not cured within the earlier of (i) ten Business Days after written notice of such breach is given by the terminating party to the other party and (ii) the scheduled expiration of the Offer;

     (e) by Parent prior to the Acceptance Date, if, (i) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing), (ii) the Company shall have breached in any material respect any of its obligations under Section 5.03, (iii) the Board of Directors of the Company shall have refused to affirm its approval or recommendation of this Agreement, the Offer or the Merger within ten Business Days of any written request from Parent, (iv) a competing tender or exchange offer constituting an Acquisition Proposal shall have been commenced and the Company shall not have sent holders of the Shares pursuant to Rule 14e-2 promulgated under the Exchange Act, (within ten Business Days after such tender or exchange offer is first published, sent or given (within the meaning of Rule 14e-2)), a statement disclosing that the Board of Directors of the Company recommends rejection of such Acquisition Proposal, (v) the Board of Directors of the Company shall exempt any other Person from the provisions of Section 203 of the DGCL, (vi) the Board of Directors of the Company exempts any other Person under the Rights Agreement or (vii) the Company or its Board of Directors publicly announces its intention to do any of the foregoing;

     (f) by the Company prior to the Acceptance Date, if the Board of Directors of the Company shall approve, subject to complying with the terms of this Agreement, a Superior Proposal in accordance with Section 5.03; provided, however, that the Company may not terminate pursuant to this Section 7.01(f) unless (i) such Superior Proposal did not result from the Company’s breach of Section 5.03, (ii) the Company’s Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (including any subsequent amendments or modifications), (iii) during the three Business Day period after the Company’s notice (the “Negotiation Period”), (x) the Company shall have offered to negotiate with (and, if accepted, negotiate with), and shall have instructed its financial and legal advisors to offer to negotiate with (and if accepted, negotiate with), Parent to attempt to make such adjustments in the terms and conditions of this Agreement as will enable the Company to proceed with this Agreement; provided, that the Company shall not be required to comply with this clause (iii) if the next scheduled expiration date of the Offer is scheduled to expire on or before the third Business Day after the end of the Negotiation Period unless Parent agrees in writing to extend the Offer until 5:00 p.m. New York City time on the third Business Day after the end of the Negotiation Period and (y) the Board of Directors of the Company shall have determined in good faith, after consultation with its independent financial adviser and outside legal counsel and, after considering the results of such negotiations and the revised proposal made by Parent, if any, that the Superior Proposal giving rise to the Company’s notice (including any subsequent amendments or modifications) continues to be a Superior Proposal, (iv) such termination is within three

Business Days following the Negotiation Period, if any, and (v) no termination pursuant to this Section 7.01(f) shall be effective unless the Company shall simultaneously make the payment required by Section 9.04 together with a written acknowledgment from each other party to the Superior Proposal that it is aware of the amounts due Parent under Section 9.04 and that such party waives any right it may have to contest any such amounts payable under Section 9.04;

     (g) by the Company, if the Offer has not been commenced within ten Business Days following the date of this Agreement (except as a result of any material breach of this Agreement by the Company); provided that such right of termination shall have been exercised by the Company prior to the commencement of the Offer;

     (h) by Parent or the Company if as the result of the failure of any of the conditions set forth in Annex A hereto, the Offer shall have terminated or expired in accordance with its terms (including after giving effect to any extensions, if any, pursuant to Section 1.01(c)) without Merger Subsidiary having purchased any Shares pursuant to the Offer; provided, however, that the right to terminate this Agreement pursuant to this Section 7.01(h) shall not be available to any party whose willful failure to fulfill any of its obligations under this Agreement has been the cause of such failure;

     (i) by Parent, if, prior to the Acceptance Date, any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Merger Subsidiary or any of their Affiliates shall have acquired beneficial ownership (as defined in Section 13(d) of the Exchange Act) of 15% or more of the Shares;

     (j) By Parent, prior to the Acceptance Date, if any director or 10% stockholder party to the Stockholder Agreement shall have breached any of its obligations under the Stockholder Agreement and such breach, if curable, is not cured within the earlier of (i) ten Business Days after written notice of such breach is given to the Company and (ii) the scheduled expiration of the Offer;

     (k) by Parent if either the Chief Executive Officer or the Chief Financial Officer of the Company fails to provide the certifications required under Section 302 or Section 906 of the Sarbanes-Oxley Act with respect to any Annual Report on Form 10-K or Quarterly Report on Form 10-Q of the Company required to be filed prior to the Acceptance Date at the time such report is required to be filed under the Exchange Act and such failure has or would be reasonably likely to have a Company Material Adverse Effect; or

     (l) by Parent if, (i) on or prior to August 9, 2004 or November 9, 2004, as applicable, the Company shall have not publicly filed its Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2004 or September 30, 2004, as applicable, (ii) at any time after the date hereof, there is any restatement of the Company’s consolidated financial statements, or any material change to the Company’s previously announced financial results, or (iii) the Company shall have filed with the SEC, or otherwise announced, one or more amendments to a Company Report in which the Company makes a downward restatement of the aggregate proved Hydrocarbon reserves of the Company and its Subsidiaries, taken as a whole, as of December 31, 2003, and the occurrence of any of the events in clauses (i), (ii) or (iii) has or would be reasonably likely to have a Company Material Adverse Effect.

     SECTION 7.02. Effect of Termination. If this Agreement is terminated pursuant to Section 7.01, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a covenant hereof or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of this Section 7.02 and Article IX shall survive any termination hereof.

ARTICLE VIII

DEFINITIONS

     SECTION 8.01. Certain Defined Terms. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits, Annexes and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits, Annexes and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit, Annex or Schedule shall have the meaning ascribed to such term in this Agreement. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms have the following meanings:

          “Acquisition Proposal” means any contract, proposal, offer or indication of interest (other than by Parent or one of its Affiliates) (whether or not in writing and whether or not delivered to the stockholders of the Company generally) relating to (i) the acquisition (including any lease, long-term supply agreement, mortgage, pledge or other arrangement having similar economic effect) in any manner, directly or indirectly, of any business or assets of the Company or any of its Subsidiaries (including the capital stock of (or other ownership interest in) any Subsidiary of the Company) (collectively, the “Company Assets”) that generated 15% or more of the Company’s consolidated net revenues or net income for the year ended December 31, 2003 or the three months ended March 31, 2004 or that constitute more than 15% of the Company’s Assets at March 31, 2004, (ii) a direct or indirect purchase of Shares and any other capital stock of (or ownership interest in) the Company (the “Company Securities”) in a single transaction or series of related transactions representing 15% or more of the voting power of the capital stock of (or other ownership interest in) the Company or any new class or series of stock that would be entitled to a class or series vote with respect to the Merger, including by way of a tender offer, exchange offer or issuance of any Company Securities in connection with any acquisition by the Company or any of its Subsidiaries or (iii) a merger, business combination, reorganization, recapitalization, liquidation or dissolution of the Company, in each case other than the transactions contemplated by this Agreement.

          “Affiliate” (whether or not capitalized) means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          “Board of Directors” means, with respect to any Person, the board of directors of such Person.

          “Business Combination” means (a) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the Company’s stockholders prior to such transaction, in the aggregate, cease to own at least 50.1% of the voting power and at least 50.1% of the aggregate market value of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), (b) a sale, lease, exchange, transfer or other disposition of more than 30% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions (other than to customers in the ordinary course of business), or (c) the acquisition by a person (other than Merger Subsidiary or any affiliate thereof) or “group” (as defined under Section 13(d) of the Exchange Act) of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of Company Common Stock, whether by tender or exchange offer or otherwise.

          “Business Day” means any day, other than Saturday, Sunday or a United States or Canadian federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time; provided that for purposes of Article I, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

          “Bylaws” means, with respect to any Person, the by-laws of such Person in effect on the date hereof unless the context otherwise requires.

          “Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of amalgamation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

          “Company Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with any one or more other events, changes, occurrences, circumstances or developments (including Title Defect Amounts with respect to any failure to have Good and Marketable Title), has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations, ability to operate the business in the ordinary course or financial condition of the Company and its Subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement; provided, that in no event shall any of the following constitute a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic or business conditions in the United States generally or in world capital markets (except for any changes referred to in this subclause which disproportionately impacts the Company and its Subsidiaries taken as a whole), (ii) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally) (except for any changes referred to in this subclause which disproportionately impacts the Company and its Subsidiaries taken as a whole), (iii) any change or effect resulting directly from the execution and delivery of this Agreement or the announcement thereof or the consummation of the Offer, the Merger or the other transactions contemplated hereby, (iv) changes required by changes in GAAP or (v) any decrease in the market price of Company Common Stock (excluding any change, development or event underlying such decrease to the extent such change, development or event would otherwise constitute or contribute to a Company Material Adverse Effect).

          “Derivative Transactions” means any hedge transaction, swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, put or call transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including Hydrocarbons), bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions; provided that, for the avoidance of doubt, the term “Derivative Transactions” shall not include any Company Stock Options.

          “Environmental Laws” means, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act (Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 641, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as any of the above statutes have been or may be amended through the Acceptance Date, all rules and regulations promulgated pursuant to any of the above statutes, and any other foreign, federal, state, provincial or local law, statute, ordinance, rule or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to Environmental Matters, and all applicable judicial and administrative decisions, Orders, and decrees relating to Environmental Matters.

          “Environmental Matter” means any responsibility, duty, obligation or liability arising out of, relating to, or resulting from pollution, contamination, protection of the environment, human health or safety, health or safety of employees, emissions, discharges, Releases or threatened Releases, of Hazardous Substances into the air (indoor and outdoor), surfacewater, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, Release or threatened Release of Hazardous Substances.

          “Expenses” means documented out-of-pocket fees and expenses incurred or paid by or on behalf of Parent in connection with the Merger or the consummation of any of the transactions contemplated by this Agreement, including all HSR Act filing fees, fees and expenses of counsel, commercial banks, investment banking firms, accountants, experts, environmental consultants and other consultants to Parent.

          “facilities” means any real property, leaseholds, or other interests currently or formerly owned or operated by the Company or any of its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, airplanes and rolling stock) currently or formerly owned or operated by the Company or any of its Subsidiaries.

          “Good and Marketable Title” means title in and to the Oil and Gas Interests that, except for the Permitted Encumbrances:

     (a) is free and clear of all defects, burdens and Liens;

     (b) in the case of each Oil and Gas Property, (i) is filed, recorded or otherwise referenced of record in the records of the applicable county in a manner which under applicable local law constitutes imputed notice of such Oil and Gas Property to third parties acquiring an interest in or an encumbrance against such Oil and Gas Property or (A) in the case of federal Leases, in the records of the applicable office of the Bureau of Land Management, (B) in the case of Indian Leases and mineral development agreements, in the applicable office of the Bureau of Indian Affairs or applicable tribal records, or (C) in the case of state Leases, in the records of the applicable state land office, but only to the extent the records referenced in (A), (B) and (C) above constitute imputed notice under applicable local law to third parties acquiring an interest in or an encumbrance against such Leases, or (ii) is assignable to the Company or a Subsidiary out of an interest of record (as provided in clause (i) above), but only to the extent that all conditions required to earn an enforceable right to such assignment have been satisfied and the record owner of such interest is ready, willing and able to make such assignment;

     (c) in the case of each Oil and Gas Property set forth in the Reserve Reports, entitles the Company or its Subsidiaries to receive and retain, without reduction, suspension or termination and after deduction of all applicable royalties, overriding royalties, production payments or other burdens payable out of production, not less than the percentage set forth in the Reserve Reports as the Company’s or its Subsidiaries’ “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Oil and Gas Property, through the productive life of such Oil and Gas Property, except for changes or adjustments in such “Net Revenue Interest” after the date hereof and in compliance with the Company’s and its Subsidiaries’ covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election not to participate in an operation under a joint operating agreement or a unit agreement;

     (d) in the case of each Oil and Gas Property set forth in the Reserve Reports, obligates the Company or its Subsidiaries to bear not greater than the percentage set forth in the Reserve Reports as the Company’s or its Subsidiaries’ “Working Interest” of the costs and expenses relating to the maintenance, development and operation of such Oil and Gas Property (including the plugging and abandonment and site restoration with respect to all existing and future wells located thereon or attributable thereto), through plugging, abandonment and salvage of all wells and related Lease facilities located on such Oil and Gas Property or lands pooled, unitized or otherwise combined therewith, except for changes or adjustments in such “Working Interest” after the date hereof and in compliance with the Company’s and its Subsidiaries’ covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election by a third party not to participate in an operation under a joint operating agreement or a unit agreement;

     (e) in the case of each Oil and Gas Property, reflects that all royalties, rentals, Pugh clause payments, shut in gas payments and other payments due with respect to such Oil and Gas Property have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of the Company’s or its Subsidiaries’ rights in such Oil and Gas Property;

     (f) in the case of each property of the type described in clause (b) of the definition of Oil and Gas Interests, entitles the Company or its Subsidiaries to an undivided ownership interest in such property which corresponds to the Required Working Interest in the Oil and Gas Property to which such property relates or is attributable; and

     (g) reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction (or any right or interest affected thereby) void or voidable or could result in Parent or the Surviving Corporation or its Subsidiaries incurring any liability or loss of title.

          “Governmental Entity” means any foreign, federal, state, municipal or other court, administrative agency, commission or other governmental or regulatory body or authority or instrumentality or political subdivision, including tribal bodies, or any official thereof.

          “Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including without limitation petroleum and petroleum products.

          “Hydrocarbon Properties” means (a) Leases, including the interests and estates in the nature of working or operating interests under Leases, (b) overriding royalties, net profits interests, production payments, carried interests, rights of recoupment and other interests in, under or relating to Leases, (b) fee or mineral interests in Hydrocarbons, (c) royalty interests in Hydrocarbons, (d) any other incorporeal interest in land authorizing the severance and removal of Hydrocarbons, any other interest in Hydrocarbons in place and any other corporeal estate in land with respect to Hydrocarbons, (e) any economic or contractual rights, options or interests in and to any of the foregoing, including any farm-out or farm-in agreement or production payment affecting any interest or estate in Hydrocarbons, and (f) any and all rights and interests attributable or allocable thereto by virtue of any pooling, unitization, communitization, production sharing or similar agreement, order or declaration.

          “Hydrocarbons” means any of oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, casinghead gas, condensate, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous, as well as all products and substances extracted, separated or processed therefrom.

          “Indebtedness” means, as applied to the Company and its Subsidiaries, and whether recourse is secured by or is otherwise available against all or only a portion of the assets of the Company or any of its Subsidiaries, and whether or not contingent, but without duplication, (i) all obligations for borrowed money, whether current, funded, or secured or unsecured, and every obligation of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (ii) all indebtedness for the deferred purchase price of assets or services, (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as capital leases in respect of which such person is liable as lessee and all obligations under any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes, (vi) any liability in respect of banker’s acceptances or letters of credit or similar facilities, (vii) all sales by the Company or any of its Subsidiaries of (1) accounts or general intangibles for money due or to become due, (2) chattel paper, instruments or documents creating or evidencing a right to payment of money or (3) other receivables, whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of the Company or any of its Subsidiaries to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith, (viii) every obligation of the Company or its Subsidiaries to purchase, redeem, retire or otherwise acquire for value any equity interests issued by the Company or any of its Subsidiaries or any rights measured by the value of such equity interests, (ix) every obligation of the Company or any Subsidiary under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (x) every obligation in respect of Indebtedness of any other entity (including any partnership in which the Company or any of its Subsidiaries is a general partner) to the extent that the Company or such Subsidiary is liable therefor as a result of its ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that the Company or such Subsidiary is not liable therefor and such terms are enforceable under applicable law, and (xi) all obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of the type referred to in clauses (i) through (x) above (the “primary obligation”) of another Person (the “primary obligor”) in any manner, whether directly or indirectly and including, without limitation, any obligation of the Company or any of its Subsidiaries (1) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (2) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation. For the purposes of Section 3.23(b)(ii), Indebtedness shall not include subparagraph (x) above.

          “Knowledge” means the knowledge of the executive officers of the Company and/or its Subsidiaries, after due inquiry of those persons employed by the Company or its Subsidiaries charged with administrative or operational responsibility for such matter.

          “law” means any federal, state, local or foreign law, statute, rule, administrative order, decree, regulation or ordinance, including all decisions of courts having the effect of law in each such jurisdiction in effect as of or after the date hereof.

          “Lease” means a Hydrocarbon lease or license, permit or other similar agreement or right permitting the owner thereof to explore for, develop, produce, use, sever, process and/or otherwise deal with the Hydrocarbons from, under or attributable to the lands covered thereby or lands pooled, unitized or otherwise combined therewith.

          “Lien” means, with respect to any asset or right, any mortgage, lien, pledge, claim, charge, security interest, conditional sale agreement, title exception, encumbrance, option, right of first offer or refusal, lease, license, occupancy arrangement, easement, servitude, transfer restriction or any other right of another to or adverse claim of any kind in respect of such asset or right, including under any stockholder agreement.

          “Oil and Gas Contracts” means any farm-out or farm-in agreement, operating agreement, unit agreement, pooling or communitization agreement, declaration or order, joint venture, option or acquisition agreement relating to the Oil and Gas Interests, any Hydrocarbon production, sales, marketing, transportation, exchange and processing contract and agreement, or any other contract affecting or relating to the ownership, exploration, development or operation (including the clean-up, restoration or remediation) of any of the Oil and Gas Properties or the treatment, processing, storage, gathering, transportation, disposition of the Hydrocarbons produced from or attributable to the Oil and Gas Interests.

          “Oil and Gas Interests” means: (a) the interests of the Company or any of its Subsidiaries in the Oil and Gas Properties and wells located thereon, together with the interests of the Company or any of its Subsidiaries in and to all property and rights incident thereto, including all rights in respect of any pooled or unitized acreage by virtue of any Oil and Gas Property being a part thereof, all production from the pool or unit allocated to any such Oil and Gas Property and all interests in any wells within the pool or unit associated with the Oil and Gas Properties; and (b) the interests of the Company or any of its Subsidiaries in and to all of the personal property, facilities, fixtures and improvements on such Oil and Gas Properties or appurtenant thereto or used, held or obtained in connection with the Oil and Gas Properties or the production, treatment, sale or disposal of Hydrocarbons or water or other substances produced therefrom or attributable thereto (whether located on or off the Oil and Gas Properties) including all interests in equipment and machinery (including wells, well equipment and machinery, casing, tanks, boilers, generators), Hydrocarbon production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, gathering systems, crude oil, condensate or other production in storage or in pipelines, flow lines, tubing, motors and field separators), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing, and all other tenements, hereditaments, improvements and appurtenances thereunto belonging, including in the case of clauses (a) and (b), any option to lease any such interests. Oil and Gas Interests shall be deemed to include all direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, including the Oil and Gas Properties and other nonworking interests and nonoperating interests, the Surface Rights and all of the Company’s or any Subsidiary’s interests and rights with respect to Hydrocarbons and other minerals or revenues therefrom.

          “Oil and Gas Properties” means (a) the Hydrocarbon Properties set forth in the Reserve Reports and (b) all other Hydrocarbon Properties in which the Company or any of its Subsidiaries holds an interest.

          “Order” means any award, decision, injunction, arbitration award, decree, stipulation, determination, writ, judgment, order, ruling, subpoena or verdict entered, issued, made, or rendered by any court, administrative agency, other Governmental Entity or arbitrator.

          “Parent Material Adverse Effect” means any event, change, occurrence, circumstance or development which, individually or together with anyone or more other events, changes, occurrences, circumstances or developments, has or is reasonably likely to have a material adverse effect on the business, assets, properties, liabilities, results of operations or financial condition of Parent and Merger Subsidiary, taken as a whole, or on the ability of Parent or Merger Subsidiary to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

          “Permitted Encumbrances” means with respect to any property or asset, including the Oil and Gas Interests, any and all of the following:

     (a) consents to assignment and similar contractual provisions affecting such property or asset (other than real property) with respect to which consents are obtained from appropriate parties, or, in the case of consents of Governmental Entities with respect to the transactions contemplated by this Agreement, if such consents are customarily obtained subsequent to a sale or conveyance;

     (b) preferential rights to purchase and similar contractual provisions affecting such property or asset (other than real property) with respect to which waivers are obtained from the appropriate parties or the appropriate time period has expired without an exercise of the rights;

     (c) rights reserved to or vested in a Governmental Entity having jurisdiction to control or regulate such property or asset in any manner whatsoever and all laws of such Governmental Entities, except to the extent such rights or laws are exercised to reduce the Required Net Revenue Interest or to increase the Required Working Interest;

     (d) easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such property or asset that do not in any material respect interfere with or impair the value, ownership, use or operation of such property or asset;

     (e) liens for current Taxes or assessments not yet delinquent;

     (f) liens of operators relating to obligations not yet delinquent;

     (g) any (i) undetermined or inchoate liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such property or asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) statutory materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar liens or charges relating to obligations not yet delinquent;

     (h) the terms and conditions of the instruments creating an Oil and Gas Property that do not operate to reduce the Required Net Revenue Interest for such Oil and Gas Property or increase the Required Working Interest for such Oil and Gas Property, without a corresponding increase in the corresponding Requited Net Revenue Interest;

     (i) production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating agreements; agreements of development; area of mutual interest agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring and recycling agreements; carbon dioxide purchase or sale agreements; and salt water or other disposal agreements, (in each case) to the extent the same (i) are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and (ii) except in connection with actions taken by the Surviving Corporation or its Subsidiaries after the Effective Time, do not operate to reduce the Required Net Revenue Interest for such property or asset (if any) or increase the Required Working Interest for such property or asset (if any), without a corresponding increase in the corresponding Required Net Revenue Interest; and

     (j) all minor defects and irregularities in title to such property or asset that are of the nature customarily accepted by prudent oil and gas purchasers of oil and gas properties and that (i) do not operate to reduce the Required Net Revenue Interest for such property or asset (if any) or increase the Required Working Interest for such property or asset (if any), without a corresponding increase in the corresponding Required Net Revenue Interest, (ii) do not constitute a Lien against such property or asset, and (iii) do not otherwise in any material respect interfere with or impair the ownership, operation, value or use of such property or asset.

          “Person” (whether or not capitalized) means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or other entity, or any Governmental Entity, or any agency or political subdivision thereof.

          “Proceeding” means any action, arbitration, hearing, litigation or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

          “Release” means any pouring, pumping, seeping, spilling, emitting, dumping, burial, or disposal into the environment of any Hazardous Substance.

          “Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, controlling persons and other representatives of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

          “Required Net Revenue Interest” means the “Net Revenue Interest” referred to in the definition of Good and Marketable Title.

          “Required Working Interest” means the “Working Interest” referred to in the definition of Good and Marketable Title.

          “Rights Agreement” means the Rights Agreement dated as of May 23, 2001 between the Company and Computershare Trust Company, Inc., as Rights Agreement.

          “Subsidiary” means, with respect to any Person, each entity as to which such Person (either alone or through or together with any other Subsidiary) (1) owns beneficially or of record or has the power to vote or control, 50% or more of the voting securities of such entity or of any class of equity interests of such entity the holders of which are ordinarily entitled to vote for the election of the members of the Board of Directors or other persons performing similar functions, (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as the managing member or owns a majority of the equity interests or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

          “Superior Proposal” means a bona fide written Acquisition Proposal made by a third party for at least a majority of the voting power of the Company’s then outstanding securities or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, if the Board of Directors of the Company determines in good faith by a vote of a majority of the entire Board of Directors of the Company (based on, among other things, the advice of its independent financial advisors and outside counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares than those contemplated by this Agreement (taking into account any adjustments to the terms and conditions of this Agreement, the Offer or the Merger offered in writing by Parent, and any amounts payable pursuant to Section 9.04(b) by the Company), (ii) the conditions to the consummation of which are all reasonably capable of being satisfied in a timely manner, (iii) is not subject to any financing contingency or to the extent financing for such proposal is required, that such financing is then committed, and (iv) which was not made in violation of any standstill or similar agreement to which the Company or any of its Subsidiaries is a party.

          “Surface Rights” means any and all surface rights, estates and interests associated with the Oil and Gas Properties and the facilities.

          “Tax” or “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges and assessments (including any interest, fines, deficiencies, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being (or ceasing to be) a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

          “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

          The term “threatened” when used with respect to a claim, Proceeding, dispute, action, or other matter means if any demand or statement has been made (orally or in writing) or any notice has been received (orally or in writing) or if any other event has occurred or any other circumstance exists, that would lead a director or officer of a company comparable to the Company to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          “Title Defect Amount” with respect to any Oil and Gas Interest, means the amount by which the value of such Oil and Gas Interest is impaired as a result of the failure of the Company or its Subsidiaries to have Good and Marketable Title with respect to such Oil and Gas Interest, which amount shall be determined as follows:

     (a) the Title Defect Amount with respect to an Oil and Gas Interest in an Oil and Gas Property for which a present value of estimated future net cash flows discounted at 10.0% set forth in the Reserve Reports shall be determined by taking into consideration such present value of estimated future net cash flows of the Oil and Gas Interest subject to such lack of Good and Marketable Title, the portion of the Oil and Gas Interest subject to such lack of Good and Marketable Title, and the legal effect of such lack of Good and Marketable Title on the Oil and Gas Interest affected thereby; provided, however, that: (i) if such lack of Good and Marketable Title is in the nature of the Company’s or its Subsidiaries’ failure to have the Required Net Revenue Interest in an Oil and Gas Property, then the Title Defect Amount attributable to such lack of Good and Marketable Title shall be an amount equal to such present value of estimated future net cash flows for the relevant Oil and Gas Interest multiplied by the percentage reduction in such Required Net Revenue Interest as a result of such lack of Good and Marketable Title or (ii) if such lack of Good and Marketable Title is in the nature of a Lien, then the Title Defect Amount attributable to such lack of Good and Marketable Title shall be an amount equal to the amount required to fully discharge such Lien; and

     (b) If the failure of the Company or its Subsidiaries to have Good and Marketable Title with respect to an Oil and Gas Interest results from any matter not described in clause (a) above, the Title Defect Amount shall be an amount equal to the difference between the value of such Oil and Gas Interest with such lack of Good and Marketable Title and the value of such Oil and Gas Property without regard to such lack of Good and Marketable Title.

          “$” means United States of America dollars.

     SECTION 8.02. Cross-References. The following terms shall have the meanings ascribed thereto in the Section set forth opposite such term:

Acceptance Date	5.03	(d)
Agreement	Preamble
Benefit Plans	3.12	(a)
Certificate of Merger	2.01	(b)
Certificates	2.07	(b)
Code	3.12	(a)
Common Shares	Preamble
Company	Preamble
Company Assets	8.01
Company Common Stock	3.05	(a)
Company Disclosure Documents	3.09	(a)
Company Disclosure Letter	Article III
Company Intellectual Property	3.25
Company Material Contract	3.23	(a)
Company Option Plans	2.08	(a)
Company Permits	3.20	(b)
Company Regulatory Agreement	3.27
Company Reports	3.07	(a)
Company Securities	8.01
Company Stock Option	2.08	(a)
Company Subsidiary Securities	3.06	(b)
Confidentiality Agreement	5.02
Continuing Employees	5.07
DGCL	1.02	(a)
Delaware Secretary of State	2.01	(b)
Dissenting Shares	2.09	(a)
Effective Time	2.01	(b)
Environmental Permits	3.18	(a)
ERISA	3.12	(a)
ESOP	3.12	(h)
Exchange Act	1.01	(a)
Exchange Fund	2.07	(a)
FERC	3.24	(b)
GAAP	3.08	(a)
HSR Act	3.03
Independent Directors	1.03	(b)
Intellectual Property	3.25
IRS	3.12	(b)

Lease Summary	3.19	(o)
Legal Actions	3.11
Liabilities	3.08	(b)
Merger	Preamble
Merger Consideration	2.06	(b)
Merger Subsidiary	Preamble
Minimum Condition	Annex A
Negotiation Period	7.01	(f)
NGPA	3.24	(b)
Offer	Preamble
Offer Documents	1.01	(b)
Offer Price	Preamble
Option Consideration	2.08	(a)
Parent	Preamble
Paying Agent	2.07	(a)
Payment	3.22
Preferred Stock	3.05	(a)
Proxy Statement	3.09	(a)
Reserve Reports	3.28
Rights	Preamble
Sarbanes-Oxley Act	3.07	(a)
Schedule 14D-9	1.02	(b)
Schedule TO	1.01	(b)
SEC	1.01	(b)
Securities Act	1.04	(a)
Share or Shares	Preamble
Stockholder Agreements	Preamble
Stockholders Meeting	5.09
Subsequent Period	1.01	(c)
Surviving Bylaws	2.03
Surviving Charter	2.02
Surviving Corporation	2.01	(a)
Termination Fee	9.04	(b)
Top-Up Option	1.04	(a)
Top-Up Option Shares	1.04	(a)
Trigger Event	2.08	(a)
WARN Act	3.12	(j)

ARTICLE IX

MISCELLANEOUS

     SECTION 9.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Parent or Merger Subsidiary, to:

Petro-Canada (US) Holdings Ltd.
c/o Corporation Service Company
2711 Centerville Road
Wilmington, Delaware 19808
Telecopy: (302) 636-5454

with a required copy (which shall not constitute notice) to:

Petro-Canada
150 - 6th Avenue S.W.
Calgary, Alberta
Canada T2P 3E3
Telecopy: (403) 296-4910
Attention: Vice President, General Counsel

and

Fulbright & Jaworski L.L.P.
Market Square
801 Pennsylvania Avenue, N.W.
Washington, D.C. 20004-2623
Telecopy: (202) 662-0200
Attention: Marilyn Mooney, Esq.
                    Roy L. Goldman, Esq.

if to the Company, to:

Prima Energy Corporation
1099 18th Street
Suite 400
Denver, CO 80202
Telecopy: (303) 297-7708
Attention: President

with a required copy (which shall not constitute notice) to:

Baker & Hostetler LLP
303 East 17th Avenue, Suite 1100
Denver, CO 80203-1264
Telecopy: (303) 861-7805
Attention: Tom Maxfield, Esq.

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when received at the address specified in this Section or on the next Business Day if received after 5:00 p.m. local time on a Business Day or if received on a day that is not a Business Day).

     SECTION 9.02. Survival of Representations and Warranties and Agreements. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 9.02 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

     SECTION 9.03. Amendments; No Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that (i) any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment and (ii) after the adoption of this Agreement by the stockholders of the Company, no such amendment or waiver shall, without the further approval of such stockholders and each party’s Board of Directors, alter or change (x) the amount or kind of consideration to be received in exchange for any shares of capital stock of the Company, (y) any term of the Certificate of Incorporation of the Surviving Corporation or (z) any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of capital stock of the Company. Notwithstanding any provision of this Section 9.03 to the contrary, no provision of this Agreement may be waived by the Company or amended following the purchase by Parent or Merger Subsidiary of Shares pursuant to the Offer unless such amendment or waiver is approved by the affirmative vote of a majority of the Independent Directors.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law; provided that subject to Section 7.02, if a Termination Fee is paid pursuant to Section 9.04, the payment thereof shall constitute the sole and exclusive remedy hereunder.

     SECTION 9.04. Fees and Expenses.

     (a) Except as otherwise provided in this Section, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

     (b) The Company will pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent, in accordance with Section 9.04(d), (1) Parent’s Expenses (up to a maximum amount not to exceed $2.5 million) if:

     (i) this Agreement is terminated pursuant to Section 7.01(d)(y), 7.01(e), 7.01(f) or 7.01(i); or

     (ii) this Agreement is terminated pursuant to Section 7.01(b) and at the time of such termination (x) the Minimum Condition has not been satisfied and (y) a bona fide Acquisition Proposal has been previously announced or made known to the Company or an offer commenced;

and (2) $17.9 million (the “Termination Fee”) if:

     (i) this Agreement is terminated pursuant to Section 7.01(e) or 7.01(f);

     (ii) this Agreement is terminated pursuant to Section 7.01(d)(y) or 7.01(i) and, prior to the one year anniversary of such termination, the Company or any of its Subsidiaries (I) consummates any Business Combination or (II) enters into any agreement in principle, arrangement, understanding or contract providing for the implementation of a Business Combination (other than a capital raising transaction by the Company in the form of an underwritten public offering) and shall consummate (whether before or after such one year anniversary) such Business Combination; or

     (iii) this Agreement is terminated pursuant to Section 7.01(b) and at the time of such termination (w) the Minimum Condition has not been satisfied, (x) a bona fide Acquisition Proposal has been previously announced or made known to the Company or an offer commenced and, (y) prior to the one year anniversary of such termination, the Company or any of its Subsidiaries (I) consummates any Acquisition Proposal regardless of whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (x) or (II) enters into any agreement in principle, arrangement, understanding or contract providing for the implementation of any Acquisition Proposal (other than a capital raising transaction by the Company in the form of an underwritten public offering) regardless of whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (x) and shall consummate (whether before or after such one year anniversary) such Acquisition Proposal.

     (c) Any amounts payable pursuant to Sections 9.04(b)(1) and 9.04(b)(2)(i) shall be payable as promptly as practicable following termination of this Agreement (but no more than three Business Days) and, if the Company is the party seeking to terminate this Agreement, as a condition thereto. Any amounts payable pursuant to Section 9.04(b)(2)(ii) or (iii) shall be paid promptly but in no event later than three Business Days after the consummation of the applicable Business Combination or Acquisition Proposal, as the case may be.

     (d) The Company acknowledges that the agreements contained in this Section 9.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Subsidiary would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 9.04, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the fee or expense reimbursement set forth in this Section 9.04, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest from the date of termination of this Agreement on the amounts so owed at the prime rate as announced in The Wall Street Journal in effect from time to time during such period, plus 4%.

     SECTION 9.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

     SECTION 9.06. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

     SECTION 9.07. Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state courts of the State of Delaware or the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.01, such service to become effective ten days after such mailing.

     SECTION 9.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 9.09. Entire Agreement; No Third Party Beneficiaries. This Agreement, the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Article II and Section 5.06, which are intended for the benefit of the Company’s stockholders and former and present officers and directors, respectively.

     SECTION 9.10. Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not in anyway affect the meaning or interpretation of this Agreement.

     SECTION 9.11. Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

     SECTION 9.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     SECTION 9.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     SECTION 9.14. Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PETRO-CANADA (US) HOLDINGS LTD.
By:	/s/ Kathleen E. Sendall
Name:	Kathleen E. Sendall
Title:	President

RAVEN ACQUISITION CORP.
By:	/s/ Hugh L. Hooker
Name:	Hugh L. Hooker
Title:	President

PRIMA ENERGY CORPORATION
By:	/s/ Richard H. Lewis
Name:	Richard H. Lewis
Title:	Chief Executive Officer

ANNEX A

          Notwithstanding any other provision of the Offer, Parent and Merger Subsidiary shall not be required to accept for payment or purchase or pay for any Shares, may postpone the acceptance for payment of Shares tendered pursuant to the Offer, and may terminate the Offer (in each case in accordance with the Agreement), if (x) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares that would, together with any other shares beneficially owned by Parent and Affiliates, constitute more than 50% of the voting power (determined on a fully diluted basis) on the date of purchase of all the securities of the Company entitled to vote in the election of directors or in a merger (the “Minimum Condition”), (y) the applicable waiting period under the HSR Act shall not have expired or been terminated by the expiration date of the Offer, or (z) if any of the following conditions shall occur and be continuing as of any scheduled expiration date of the Offer:

     (a) there shall be enacted, entered, enforced, promulgated or, pursuant to an authoritative interpretation by or on behalf of a Governmental Entity, deemed applicable to the Offer or the Merger any law or Order, other than the routine application of waiting period provisions of the HSR Act, that (i) makes illegal or otherwise directly or indirectly restrains or prohibits the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) restrains or prohibits Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or compels Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iii) imposes material limitations on the ability of Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates effectively to exercise full rights of ownership with respect to the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates on all matters properly presented to the Company’s stockholders, (iv) requires divestiture by Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates of any Shares or (v) compels Parent or any of its Subsidiaries and/or the Company or any of its Subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its Subsidiaries, taken as a whole; or

     (b) (x) there shall be instituted or pending any action or proceeding by any Governmental Entity (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, the acceptance for payment of or payment for some of or all the Shares by Parent or Merger Subsidiary or the consummation of the Merger, (ii) seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger, (iii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, (iv) seeking to impose or confirm material limitations on the ability of Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates effectively to exercise full rights of ownership of the Shares, including the right to vote any Shares acquired or owned by Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates on all matters properly presented to the Company’s stockholders, (v) seeking to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Subsidiaries or Affiliates of any Shares, (vi) seeking to compel Parent or any of its Subsidiaries and/or the Company or any of its Subsidiaries to dispose of or hold separate any material portion of (A) the business, assets or properties of the Company and its Subsidiaries, taken as a whole, or (B) the business, assets or properties of Parent and its Subsidiaries, taken as a whole or (vii) that otherwise has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect or (y) any proposal by any Governmental Entity shall be made that, if enacted, would reasonably be expected to have the effects described in clause (x) above; or

     (c) a judgment shall be entered by a Governmental Entity imposing damages on the Company and its Subsidiaries and/or Parent and its Subsidiaries directly or indirectly relating to the transactions contemplated by this Agreement, including the Offer and the Merger, that has or would be reasonably likely to have a Company Material Adverse Effect or a Parent Material Adverse Effect; or

     (d) since December 31, 2003 there has been any event, occurrence or development or state of circumstances or facts which, individually or in the aggregate, has had, or is reasonably likely to have, a Company Material Adverse Effect; or

     (e) the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn or modified in a manner adverse to Parent, its approval or recommendation of this Agreement, the Offer or the Merger, or shall have recommended, or entered into, or publicly announced its intention to enter into, an agreement or an agreement in principle with respect to a Superior Proposal (or shall have resolved to do any of the foregoing); or

     (f) (i) any of the representations and warranties of the Company set forth in this Agreement shall not be true and correct at and as of the expiration of the Offer as if made on such date (other than those representations and warranties that expressly address matters only as of a particular date that are true and correct as of such date), except (A) for changes expressly permitted by this Agreement or (B) where all such failures to be true and correct (without giving effect to any materiality, Company Material Adverse Effect, Knowledge or, in the case of Indebtedness, good faith estimate qualifiers set forth therein) could not reasonably be expected to (x) result in liabilities, losses, damages, claims or expenses that in the aggregate exceed $30,750,000, or (ii) the Company shall not have performed in any material respect its obligations, agreements and covenants to be performed by it under the Agreement; or

     (g) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or Nasdaq for a continuous period of two days, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Canada, (iii) any significant limitation (whether or not mandatory) by a Governmental Entity on the extension of credit by banks or other lending institutions, (iv) a commencement of a war or armed hostilities or other national calamity directly involving the United States or Canada and Parent shall have determined that there is a reasonable likelihood that such event would have a material adverse significance to Parent, its Subsidiaries or the Company and its Subsidiaries, (v) any decline of at least 15% in the Dow Jones Average of Industrial Stocks and 15% in the Standard & Poor’s 500 Index from the levels thereof as of the last trading day immediately preceding the date of this Agreement or (vi) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or

     (h) any Person or “group” (as defined in Section 13(d)(3) of the Exchange Act), other than Parent, Merger Subsidiary or their Affiliates, shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the Shares;

which, in the reasonable good faith judgment of Parent in any such case of clauses (a) through (h), and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

          The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Parent and Merger Subsidiary and may, except as provided otherwise in Section 1.01(a) of the

Agreement, be waived by Parent and Merger Subsidiary in whole or in part at any time and from time to time in their discretion. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.